Exhibit 2.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

DATED AS OF DECEMBER 18, 2008

BY AND AMONG

AMERICAN TIRE DISTRIBUTORS, INC.,

ITOCHU INTERNATIONAL INC.,

ITOCHU CORPORATION

AND

AM-PAC TIRE DIST. INC.

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4.30	Government Contracts	40
4.31	Ethical Practices	40
4.32	Internal Accounting Controls	41
4.33	Export and Import Laws and Regulations Compliance	41
4.34	Franchise Matters	42
4.35	No Fueling	48
4.36	Disclosure	48
4.37	DISCLAIMER	49
SECTION 5	Pre-Closing Covenants	49
5.1	General	49
5.2	Notices and Consents	49
5.3	Operation of Business	49
5.4	Preservation of Business	50
5.5	Access; Cooperation	50
5.6	Notice of Developments	50
5.7	Exclusivity	50
5.8	Maintenance of Real Property	51
5.9	Leases	51
5.10	Retail Operation Funding	51
5.11	Confidentiality	51
5.12	“Tire Pros” Marks	51
SECTION 6	Post-Closing Covenants	51
6.1	General	51
6.2	Litigation Support	52
6.3	Transition	52
6.4	Confidentiality	52
6.5	Access to Information	53
6.6	Japanese Foreign Exchange and Foreign Trade Act Filings	54
6.7	Replacement of Mizuho Letter of Credit	54
SECTION 7	Conditions to Obligation to Close	54
7.1	Conditions to Buyer’s Obligation	54
7.2	Conditions to Sellers’ Obligation	57
SECTION 8	Remedies for Breaches of This Agreement	58
8.1	Survival of Representations and Warranties	58
8.2	Indemnification Provisions for Buyer’s Benefit	58
8.3	Indemnification Provisions for Sellers’ Benefit	59
8.4	Matters Involving Third Parties	59
8.5	Determination of Damages	60
8.6	Exclusive Remedy	61
8.7	Other Indemnification Provisions	61
SECTION 9	Tax Matters	61
9.1	Tax Periods Ending on or before the Closing Date	61
9.2	Allocation of Tax Liabilities	62
9.3	Cooperation on Tax Matters	62
9.4	Tax-Sharing Agreements	62
9.5	Filing of Tax Returns	62

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9.6	Tax Refunds	63
9.7	Allocation of Purchase Price	63
SECTION 10	Termination	63
10.1	Termination of Agreement	63
10.2	Effect of Termination	64
SECTION 11	Miscellaneous	65
11.1	Press Releases and Public Announcements	65
11.2	No Third-Party Beneficiaries	65
11.3	Entire Agreement	65
11.4	Succession and Assignment	65
11.5	Counterparts	65
11.6	Headings	65
11.7	Notices	65
11.8	Governing Law	67
11.9	Amendments and Waivers	67
11.10	Severability	67
11.11	Expenses	67
11.12	Construction	68
11.13	Incorporation of Exhibits, Annexes and Schedules	68
11.14	Specific Performance	68
11.15	Submission to Jurisdiction	68
11.16	Consent to Representation by Squire, Sanders & Dempsey L.L.P.	68

EXHIBITS AND SCHEDULES:

Exhibit A	Form of Escrow Agreement

Exhibit B	Wire Instruction Acknowledgement Form

Exhibit C	Form of Opinion of Sellers’ Counsel

Exhibit D	Form of Non-Competition and Non-Solicitation Agreement

Exhibit E	Form of Supply Agreement

Exhibit F	Form of Landlord Lien Waiver and Consent

Exhibit G	Form of Auditor Consent

Disclosure Schedules

iii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of December 18, 2008, by and among American Tire Distributors, Inc., a Delaware corporation (“Buyer”), Am-Pac Tire Dist. Inc., a California corporation (“Company”), ITOCHU International Inc., a New York corporation (“Itochu Inc.”) and ITOCHU Corporation, a Japanese corporation (“Itochu Corp.” and together with Itochu Inc., “Sellers”). Buyer, Company and Sellers are each referred to herein individually as a “Party” and collectively as the “Parties.”

Sellers own all of the outstanding capital stock of Company. This Agreement contemplates a transaction in which Buyer will purchase from Sellers, and Sellers will sell to Buyer, all of the outstanding capital stock of Company.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

SECTION 1

DEFINITIONS

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or under common control with, a specified person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise.

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of any Legal Requirement.

“Agreement” has the meaning set forth in the introductory paragraph above.

“AJCA” has the meaning set forth in Section 4.25(h) below.

“Applicable Rate” means the corporate base rate of interest publicly announced from time to time by Bank of America, Charlotte, North Carolina.

“Audited Nine Months Ending September 30, 2008” has the meaning set forth in Section 4.8 below.

“Business” means the business operations of Company and Subsidiaries prior to the Closing, including the wholesale distribution of tires, tire parts, tire accessories and related equipment and performance of related services, the operation of retail stores selling and servicing tires and related products and the Franchise Business.

“Business Day” means any day that is not a Saturday, Sunday or a day on which banking institutions in Charlotte, North Carolina and New York, New York are not required to be open.

“Buyer Indemnitees” has the meaning set forth in Section 8.2(a) below.

“Buyer” has the meaning set forth in the introductory paragraph above.

“Cash” means an amount equal to the total amount of cash and cash equivalents of Company and Subsidiaries on a consolidated basis which is not restricted and is readily available to Company and/or Subsidiaries, all as determined in accordance with GAAP; provided, however, that Cash shall be reduced by all overdrafts and outstanding checks and all cash located at any of Company’s or Subsidiaries’ retail locations.

“Change of Control Payments” means all severance, change in control, stay-pay, bonus or other similar payments payable by Company, if any, to any current or former employees, officers, directors or managers of Company or any of its Affiliates arising as a result of the transactions contemplated by this Agreement, together, without duplication, with any Taxes payable by Company or Subsidiaries as a result of such payments. For the avoidance of doubt, “Change of Control Payments” does not mean or include (i) any costs or expenses incurred, paid or payable by a Seller for which Company is not and will not be liable, (ii) arrangements put in place by Buyer or Company after the Closing Date or (iii) the severance payments, if any, paid to the persons and in the amounts listed under the heading “Buyer Payment”, as set forth on Schedule COC attached hereto.

“Closing” has the meaning set forth in Section 2.4 below.

“Closing Date” has the meaning set forth in Section 2.4 below.

“Closing Date Balance Sheet” has the meaning set forth in Section 2.3(a) below.

“Closing Date Cash” has the meaning set forth in Section 2.3(b) below.

“Closing Date Debt” means all Indebtedness, if any, outstanding immediately prior to the Closing.

“Closing Date Debt Payoff Amount” means the aggregate amount necessary to fully repay and retire all Closing Date Debt.

“Closing Date Payment Amount” has the meaning set forth in Section 2.2 below.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B and of any similar state Legal Requirement.

“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

“Company” has the meaning set forth in the introductory paragraph above.

“Company Current Assets” means, with respect to Company or any Subsidiary (on a consolidated basis), the sum of (i) trade receivables, less allowance for doubtful accounts; (ii) inventories, less the reserve for obsolete or slow moving inventory (inventory will be valued at the lower of cost or fair market value and shall exclude any obsolete or slow moving inventory (or be appropriately reserved for) that cannot be sold in the Ordinary Course of Business); (iii)

prepaid expenses; and (iv) other current assets; provided, however, that Company Current Assets shall exclude: (a) receivables related to insurance loss; (b) Related Party notes or Related Party receivables; (c) Closing Date Cash that is reflected in the calculation of the Purchase Price; (d) income tax and franchise tax refund receivables; and (e) all other income tax assets (current or deferred) and all other current receivables.

“Company Current Liabilities” means, with respect to Company or any Subsidiary (on a consolidated basis) the sum of (i) trade accounts payable, including, without limitation, trade accounts payable to any Seller or Related Party, (ii) accrued liabilities and (iii) other current liabilities; provided, however, that Company Current Liabilities shall exclude: (a) Indebtedness (excluding trade accounts payable) payable to any Seller or any Related Party; (b) the current portion of the Closing Date Debt Payoff Amount; (c) income taxes and franchise taxes (current or deferred); (d) any Transaction Expenses or Change of Control Payments that are reflected in the calculation of the Purchase Price; (e) overdrafts and outstanding checks to the extent included as a component of Cash and (f) any other current and miscellaneous receivables that have historically for management reporting purposes been classified as a component of current assets and have subsequently been re-classified as a component of accounts payable including but not limited to vendor receivables and miscellaneous manufacturer program receivables.

“Company Share” means any share of the capital stock of Company, whether voting or non-voting.

“Company’s Transaction Expenses” means, to the extent not already reflected in the calculation of Net Working Capital, all costs and expenses incurred by or on behalf of Company for which Company is liable or any of its assets are subject in connection with the preparation and execution of this Agreement and the other Transaction Documents and the transactions contemplated hereby or thereby that are consummated at or prior to the Closing, including all fees of Company’s Representatives that are charged to Company (as opposed to Sellers) which have not been paid and fully satisfied prior to the Closing. For the avoidance of doubt, “Company’s Transaction Expenses” does not mean or include any costs or expenses incurred, paid or payable by a Seller for which Company is not and will not be liable.

“Confidential Information” means all information concerning the business or operations of any of the Parties hereto, in oral, written, graphic or electronic form, including trade secrets concerning the business and affairs of a disclosing party, that is not generally available to the public.

“Confidentiality Agreement” means the Confidentiality Agreement between Sellers, Buyer and Investcorp S.A., dated August 15, 2007.

“Contract” means any agreement, contract, obligation, lease, promise or undertaking (whether written or oral) that is legally binding.

“Current UFOC” has the meaning set forth in Section 4.34(b) below.

“Damages” means all damages, awards, judgments, dues, penalties, fines, out-of-pocket costs, obligations, deficiencies, amounts paid in settlement, liabilities, Taxes, Liens, losses, expenses and fees, including court costs and reasonable attorneys’ fees and expenses; provided, however, that “Damages” shall in no event mean incidental or consequential damages.

“Disclosure Schedules” means the disclosure schedules delivered by Sellers and agreed upon by the Parties in connection with Sections 3 and 4 of this Agreement.

“Distribution Date” has the meaning set forth in Section 2.6 below.

“Earnings Claim” has the meaning set forth in Section 4.34(y) below.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA Section 3(3)), any Employee Pension Benefit Plan, any Employee Welfare Benefit Plan and any other employee benefit plan, program or arrangement of any kind.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1).

“Environmental, Health and Safety Requirements” means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, including, without limitation, the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response Compensation and Liability Act (“CERCLA”), the Clean Air Act, the Water Pollution Control Act, the Safe Drinking Water Act, OSHA and the Toxic Substances Control Act (“TSCA”) and any requirements promulgated pursuant to these applicable laws or any analogous foreign, state or local applicable laws; all judicial and administrative Orders and determinations; and all common law concerning, regulating or relating to public health and safety, worker exposure or health and safety, or pollution issues or protection of the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with Company for purposes of Code Section 414(b), (c), (m) or (o).

“Escrow Agent” means U.S. Bank National Association.

“Escrow Agreement” means the Escrow Agreement in substantially the form of Exhibit A to be entered into as of the Closing Date by Buyer, Sellers and the Escrow Agent.

“Escrow Amount” means $9,750,000.

“Estimated Purchase Price” has the meaning set forth in Section 2.3(a) below.

“Financial Performance Representation” has the meaning set forth in Section 4.34(y) below.

“Financial Statements” has the meaning set forth in Section 4.8 below.

“Franchise” means the grant by Franchisor to a Franchisee of the rights to establish, develop and operate a retail business utilizing the Franchise System pursuant to the terms of franchise agreements, license agreements, development agreements, subfranchise agreements, master agreements and/or area representative agreements and/or any similar agreements entered into with a Franchisee together with all ancillary agreements related thereto.

“Franchise Agreement” means any Contract between Company or any of its Subsidiaries and a Franchisee pertaining to and evidencing the grant of a Franchise.

“Franchise Business” means the business operations of Franchisor involving the operation and management of the Franchise System.

“Franchise Laws” has the meaning set forth in Section 4.34(a) below.

“Franchise Reference Date” has the meaning set forth in Section 4.34(b) below.

“Franchise System” means the franchise system developed and operated by Franchisor, including all rights of Franchisor in and to said franchise system, through which Franchisor franchises to others the right to establish, develop and operate retail businesses that, among other things, sell and service tires, tire parts, tire accessories and related equipment and perform related services under the mark “Tire Pros” and other marks, using certain distinctive types of equipment, supplies, confidential information, business techniques, methods and procedures, and sales promotion programs.

“Franchisee” means a Person other than Franchisor who has entered into, and as of the Closing Date is a party to, a Franchise Agreement and who remains a franchisee or licensee of Franchisor and includes, without limitation, a “turn key franchisee” or “affiliate franchisee” as those terms are commonly used by Company or Franchisor.

“Franchisor” means Tire Pros Francorp, a California corporation.

“FTC” means the United States Federal Trade Commission.

“FTC Rule” means the Trade Regulation Rule on Disclosure Requirements and Prohibitions Concerning Franchising and Business Opportunity Ventures promulgated by the FTC.

“Fundamental Representations and Warranties” means the representations and warranties set forth in Sections 3.1 (Representations and Warranties of Sellers), 4.1 (Organization, Qualification and Corporate Power), 4.2 (Execution; Delivery; Enforceability), 4.3 (Capitalization) and 4.5 (Brokers’ Fees).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied, or with respect to a date specific, as in effect as of such date.

“Government Contract” means any Contract to which Company is a party or by which it is bound, the ultimate contracting party of which is a Governmental Authority (including any subcontract with a prime contractor or other subcontractor who is a party to any such Contract).

“Governmental Authority” means any United States federal, state, local, municipal or any foreign government, agency, political subdivision, governmental authority, regulatory or administrative authority, any court, tribunal or judicial body or any arbitrator.

“Governmental Authorization” means any approval, consent, license, permit, registration, waiver or other authorization issued, granted or otherwise made available by or under the authority of any Governmental Authority.

“Hazardous Substance” means any substance, material or waste that is regulated or governed by any Environmental, Health and Safety Requirements, including, without limitation: (a) any substance, material or waste that is defined, used or listed as “hazardous waste,” “extremely hazardous waste,” “restricted hazardous waste,” “hazardous substance,” “hazardous material,” “toxic substance,” “toxic waste,” “solid waste,” “pollutant” or “contaminant” under any applicable law, (b) any asbestos or asbestos containing materials, (c) lead and lead-based paint, (d) any petroleum or petroleum-based substances, or (e) polychlorinated biphenyl.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Improvements” has the meaning set forth in Section 4.13(d) below.

“Indebtedness” means, with respect to Company or any Subsidiary, (a) any indebtedness for borrowed money, whether short-term or long-term, (b) any indebtedness arising under capitalized leases, conditional sales Contracts or other similar title retention instruments, (c) all liabilities under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement or other similar agreement designed to protect Company or any Subsidiary against fluctuations in interest rates, (d) any indebtedness evidenced by any note (including for the deferred purchase price of property or services), bond, debenture, letter of credit, surety bond or other debt security, (e) any indebtedness owed to any Seller or its respective Affiliates (excluding trade accounts payable due to any Seller or their respective Affiliates), (f) all interest, fees and other expenses owed with respect to indebtedness described in the foregoing clauses (a) through (e), and (g) all indebtedness of the types referred to in the foregoing clauses (a) through (f) which is directly or indirectly guaranteed by Company or any Subsidiary, but excluding any liability under the undrawn portion of any outstanding letters of credit listed on Schedule LC; provided, however, that “Indebtedness” shall in no event mean accounts payable so long as such accounts payable are in the Ordinary Course of Business and are no more than ninety (90) days past due.

“Indemnification Basket” has the meaning set forth in Section 8.2(b) below.

“Indemnification Cap” has the meaning set forth in Section 8.2(b) below.

“Indemnified Party” has the meaning set forth in Section 8.4(a) below.

“Indemnifying Party” has the meaning set forth in Section 8.4(a) below.

“Independent Accounting Firm” has the meaning set forth in Section 2.3(d) below.

“Intellectual Property” means all of the following in any jurisdiction throughout the world, and all right, title and interest therein: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), discoveries, all improvements thereto and all patents, patent applications and patent disclosures, together with all reissuances, divisions, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names and rights in telephone numbers, assumed names, brand names and other indications of origin, together with all translations, adaptations, derivations and combinations thereof and all applications, registrations and renewals in connection therewith, (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (d) all mask works and all applications, registrations and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) and (f) all advertising and promotional materials. “Intellectual Property” shall include the goodwill associated with each of the foregoing.

“Itochu Corp.” has the meaning set forth in the introductory paragraph above.

“Itochu Inc.” has the meaning set forth in the introductory paragraph above.

“Key Representations and Warranties” means the representations and warranties set forth in Sections 4.4 (Non-contravention), 4.7 (Subsidiaries) and 4.28 (Certain Business Relationships with Company).

“Knowledge” of any Person means the actual knowledge of such Person and the knowledge that such Person should have after due inquiry. References to the “Company’s Knowledge” (or similar term) means the actual knowledge of each of Dennis Mangola, Steve Ueki, Ralph Heimann, Tetsuji “Ted” Kawakami, Toru “Tony” Yanashima, Kelly Barker, Carey Mellor, Rudy Diaz, Myrna Starkweather, David Tsutsumi, Ray Shimizu, Tomofumi Yoshida, Ichiro Tsuge, Kotaro Yamamoto and Craig Eadie and the knowledge such individuals should have after due inquiry. References to “Sellers’ Knowledge” (or similar term) means the actual knowledge of each of Shinji “Steve” Ueki and Ichiro Tsuge and the knowledge that such individuals should have after due inquiry. References to “Franchisor’s Knowledge” (or similar term) means the actual knowledge of Dennis Mangola, Ralph Heimann and Carey Mellor and the knowledge such individuals should have after due inquiry.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by Company or Subsidiaries.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which Company or any Subsidiary holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of Company or any Subsidiary thereunder.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other administrative Order, constitution, law, ordinance, judicial decision, regulation, rule, code, plan, statute or treaty.

“Letter of Intent” means the Letter of Intent by and among Buyer, Company and Sellers dated as of November 13, 2007, as amended.

“Liability” means any direct or indirect Indebtedness, endorsement, liability, covenant, responsibility, obligation, loss, deficiency, damage, expense or cost of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), including any liability for Taxes.

“Lien” means any mortgage, pledge, lien (statutory or otherwise), assessment, assignment, security interest, charge, levy, easement, right of way, claim or encumbrance of any kind (including any conditional sales or other title retention agreement, any lease in the nature thereof and any agreement to give any of the foregoing) and any option or other arrangement having the practical effect of any of the foregoing.

“Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be (or could reasonably be expected to be) materially adverse to the Business, assets, condition (financial or otherwise), operating results or operations of Company and its Subsidiaries, taken as a whole, or to the ability of Sellers to timely consummate the transactions contemplated hereby (regardless of whether Buyer has knowledge of such effect or change on the date hereof), other than any adverse change, event, development or effect arising from or relating to (a) any material change in the United States or other foreign economies or securities or financial markets; (b) any material change that generally affects the tire industry in the United States; (c) any material changes after the date of this Agreement in Legal Requirements or accounting rules; (d) the public announcement of this Agreement or the consummation of the transactions contemplated by this Agreement, including, but not limited to, any such resulting action or threatened action taken by any Person (including any vendor or customer) who is a party to a current or terminated agreement with Company and any action by or loss of employees of Company; and (e) any outbreak of hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date of this Agreement, so long as the changes and conditions described in clauses (a), (b), (c) and (e) above do not adversely affect Company in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which it operates.

“Mizuho LC” has the meaning set forth in Section 6.7 below.

“Most Recent Balance Sheet” has the meaning set forth in Section 4.8 below.

“Most Recent Fiscal Month End” has the meaning set forth in Section 4.8 below.

“Multiemployer Plan” has the meaning set forth in ERISA Section 3(37).

“Net Working Capital” means the amount by which (a) the Company Current Assets exceed (b) the Company Current Liabilities, each calculated as of the day prior to the Closing Date and in accordance with GAAP.

“Nonqualified Deferred Compensation Plan” has the meaning set forth in Section 4.25(h) below.

“Order” means any award, injunction, judgment, order or decree entered, issued, made or rendered by any Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business of Company and Subsidiaries consistent with past practice. When determining whether any occurrence, event, incident, action, failure to act or transaction is in the Ordinary Course of Business, the Parties shall look only at the Business as conducted during the period beginning on January 1, 2005 and ending on the Closing Date and shall take into consideration, among other things and without limitation (i) the frequency with which such occurrence, event, incident, action, failure to act or transaction occurred (or failed to occur) during the period described above and (ii) quantitative factors such as costs and amounts involved in the particular occurrence, event, incident, action, failure to act or transaction in question (relative to that involved in similar occurrences, events, incidents, actions, failures to act or transactions during the period described above).

“Owned Real Property” means land owned by Company or any Subsidiary, together with all buildings, structures, improvements and fixtures located thereon.

“Party” or “Parties” has the meaning set forth in the introductory paragraph above.

“Permitted Liens” means, with respect to either Real Property or personal property, (i) Liens for Taxes, assessments and similar governmental charges which are not yet due and payable, or if due (A) are not delinquent and are without penalty or interest or (B) are being contested in good faith by appropriate proceedings and provision for the payment of all such Taxes has been made in the Financial Statements, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Liens arising or incurred in the Ordinary Course of Business, if the underlying obligations are not past due, (iii) those liens listed on Schedule PL, and (iv) Liens that do not materially interfere with the use or occupancy of the property; provided, that such Liens do not materially impair the value of the property.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a Governmental Authority.

“Post-Closing Confidential Information” has the meaning set forth in Section 6.4 below.

“Post-Closing Tax Period” has the meaning set forth in Section 9.1 below.

“Pre-Closing Tax Period” has the meaning set forth in Section 9.1 below.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit, foreign or domestic (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Prohibited Transaction” has the meaning set forth in ERISA Section 406 and Code Section 4975.

“Purchase Price” means $75,000,000, less (i) the Closing Date Debt Payoff Amount, less (ii) the amount of Company’s Transaction Expenses, less (iii) the amount, if any, of any Change of Control Payments, less (iv) the amount of any cash collateral (and the fair market value of any non-cash collateral) or similar arrangement provided by any Affiliate of the Company or third party for the benefit of the Company and Subsidiaries in connection with the operation of the Company’s or Subsidiaries’ business, less (v) the amount (if any) by which the Target Net Working Capital exceeds the Net Working Capital, plus (vi) the amount (if any) by which the Net Working Capital exceeds the Target Net Working Capital, plus (vii) the Closing Date Cash.

“Real Estate Impositions” has the meaning set forth in Section 4.13(l) below.

“Real Property” means the Leased Real Property together with the Owned Real Property.

“Real Property Laws” has the meaning set forth in Section 4.13(f) below.

“Real Property Permits” has the meaning set forth in Section 4.13(i) below.

“Rebates” has the meaning set forth in Section 4.34(j) below.

“Registered Intellectual Property” has the meaning set forth in Section 4.14(c) below.

“Related Party” means any partner, shareholder, director, officer, employee, trustee, beneficiary or Affiliate (meaning a wife, husband or other Person controlled by, controlling or under common control with another Person) of any of Company or any Seller.

“Related Party Transactions” has the meaning set forth in Section 4.28 below.

“Reportable Event” has the meaning set forth in ERISA Section 4043.

“Representative” means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Seller Indemnitees” has the meaning set forth in Section 8.3 below.

“Seller Representative” has the meaning set forth in Section 6.4 below.

“Sellers” has the meaning set forth in the introductory paragraph above.

“Straddle Period” has the meaning set forth in Section 9.1 below.

“Subleases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which Company or any Subsidiary has granted another party the right to use or occupy the Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of subtenants thereunder.

“Subsidiary” means, with respect to Company, any corporation, limited liability company, partnership, association or other business entity of which, (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by Company or one or more of the other Subsidiaries of Company or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by Company or one or more Subsidiaries of Company or a combination thereof and for this purpose, Company owns a majority ownership interest in such a business entity (other than a corporation) if Company shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director, general partner or board of managers of such business entity (other than a corporation).

“Supply Agreement” means the Supply Agreement in substantially the form of Exhibit E to be entered into as of the Closing Date by ITR USA, Inc., Itochu Inc. and Buyer.

“Target Net Working Capital” means $38,300,000.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person, and including any nonpayment thereof.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territorial Rights” has the meaning set forth in Section 4.34(o) below.

“Third-Party Claim” has the meaning set forth in Section 8.4(a) below.

“Tire Pros Marks” has the meaning set forth in Section 5.12 below.

“Transaction Documents” means this Agreement, the Disclosure Schedules, the Non-Competition and Non-Solicitation Agreement, the Escrow Agreement, the Supply Agreement and any and all other agreements, instruments, documents, schedules, exhibits and certificates entered into pursuant to this Agreement or any of the foregoing.

“UFOC” means a franchise offering circular and/or franchise disclosure document provided by Franchisor to any Person in connection with the offer and/or sale of a Franchise.

“2006 Audited Fiscal Year End” has the meaning set forth in Section 4.8 below.

“2007 Audited Fiscal Year End” has the meaning set forth in Section 4.8 below.

“409A Authorities” has the meaning set forth in Section 4.25(h) below.

SECTION 2

PURCHASE AND SALE OF COMPANY SHARES

2.1 Basic Transaction. On the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Sellers, and Sellers agree to sell to Buyer, all of the Company Shares for the consideration specified below in this Section 2, free and clear of any restrictions on transfer (other than any restrictions on transferring unregistered shares under the Securities Act and applicable state securities laws), Taxes, Liens, options, warrants, purchase rights, Contracts, commitments, equities, claims, demands and defects.

2.2 Closing Date Payment Amount. At the Closing, Buyer shall pay to Sellers an aggregate amount equal to the Estimated Purchase Price (as defined below) less the Escrow Amount (such amount, the “Closing Date Payment Amount”). Buyer shall be liable for the performance of any and all of Buyer’s covenants and agreements hereunder, including, without limitation, payment of the Purchase Price. The Closing Date Payment Amount shall be paid in cash by wire transfer to the accounts designated by Sellers at least three (3) Business Days prior to the Closing via the wire instruction acknowledgement form attached hereto as Exhibit B.

2.3 Preparation of Closing Date Balance Sheet; Determination of Purchase Price.

(a) Sellers shall deliver to Buyer at least three (3) Business Days prior to the Closing Date their good faith written estimates of: (i) the balance sheet of Company and Subsidiaries as of the Closing Date on a consolidated basis (the “Closing Date Balance Sheet”); (ii) the Net Working Capital; (iii) the Closing Date Cash; (iv) the Purchase Price; (v) the Closing Date Debt Payoff Amount; (vi) Company’s Transaction Expenses; and (vii) the Change of Control Payments, if any; all such estimates shall be reasonably acceptable to Buyer. The estimate of the Purchase Price agreed to by the Parties pursuant to this Section 2.3(a) is referred to herein as the “Estimated Purchase Price.”

(b) As soon as reasonably practicable but not later than ninety (90) days following the Closing Date, Buyer shall cause Company to prepare and deliver to Sellers (i) Company’s version of the Closing Date Balance Sheet; (ii) Company’s calculation of the Net Working Capital; (iii) Company’s calculation of Cash as of the Closing Date on a consolidated basis (the “Closing Date Cash”); (iv) Company’s calculation of the

Purchase Price; (v) Company’s calculation of the Closing Date Debt Payoff Amount; (vi) Company’s calculation of Company’s Transaction Expenses; and (vii) Company’s calculation of the Change of Control Payments, if any.

(c) Buyer shall be entitled to conduct a physical count of inventory on or within fifteen (15) days after the Closing Date for purposes of preparing the Closing Date Balance Sheet. Sellers or their designee shall be entitled to accompany Buyer’s representatives conducting such physical count of inventory.

(d) Sellers and their legal counsel, accountants and financial advisors shall be given timely access to all supporting documents and work papers used by Company in the preparation of the Closing Date Balance Sheet and Company’s calculations of the Net Working Capital, Closing Date Cash, Purchase Price, Closing Date Debt Payoff Amount, Company’s Transaction Expenses and Change of Control Payments as reasonably required in connection with Sellers’ review of such items. Sellers may dispute any amounts reflected in the calculation of the Net Working Capital, Closing Date Cash, Purchase Price, Closing Date Debt Payoff Amount, Company’s Transaction Expenses and Change of Control Payments, but only if Sellers shall have notified Company and Buyer in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within sixty (60) days of Company’s delivery of the deliverables specified in Section 2.3(b). To the extent that Sellers do not dispute an amount reflected on the Closing Date Balance Sheet or in the calculation of the Net Working Capital, Closing Date Cash, Purchase Price, Closing Date Debt Payoff Amount, Company’s Transaction Expenses and Change of Control Payments in accordance with the prior sentence, such amount shall be deemed final and binding on Sellers and Buyer for purposes of this Section 2.3. In the event of such a dispute, Sellers and Buyer shall attempt to reconcile their differences. If Sellers and Buyer are unable to reach a resolution with such effect within sixty (60) days after receipt by Buyer of written notice of dispute, Sellers and Buyer shall submit the items remaining in dispute for resolution to Ernst & Young LLP or an independent accounting firm of national reputation reasonably and mutually acceptable to Sellers and Buyer (the “Independent Accounting Firm”), which shall be instructed to use its best efforts to render a decision as to all items in dispute within thirty (30) days after such submission. Such decision shall be final and binding on Sellers and Buyer. The fees and disbursements of the Independent Accounting Firm shall be allocated between Company on the one hand, and Sellers, on the other, in the same proportion that the aggregate dollar amount of unsuccessfully disputed items submitted by each such Party (as finally determined by the Independent Accounting Firm) bears to the total dollar amount of disputed items so submitted (with Sellers’ repayment obligation to be satisfied directly from the Escrow Amount). In acting under this Agreement, the Independent Accounting Firm shall be entitled to the privileges and immunities customary of arbitrators.

(e) The Closing Date Balance Sheet, Net Working Capital, Closing Date Cash, Purchase Price, Closing Date Debt Payoff Amount, Company’s Transaction Expenses and Change of Control Payments shall be deemed final for the purposes of this Section 2.3 upon the earlier of (i) the failure of Sellers to notify Buyer and Company of a dispute within sixty (60) days of Company’s delivery to Sellers of the deliverables required to be delivered pursuant to Section 2.3(b) and (ii) the resolution of all disputes pursuant to Section 2.3(d), it being understood that the Closing Date Balance Sheet, Net Working Capital, Closing Date Cash, Purchase Price, Closing Date Debt Payoff Amount, Company’s Transaction Expenses and Change of Control Payments shall be recalculated to reflect the resolution of all disputes pursuant to Section 2.3(d).

(f) In the event that the Purchase Price (as finally determined pursuant to this Section 2.3) exceeds the Estimated Purchase Price, then Buyer shall be liable to promptly, but in no event later than five (5) Business Days after the date the Purchase Price is deemed final pursuant to Section 2.3(e), pay to Sellers by wire transfer in immediately available funds an amount equal to such excess amount together with interest thereon at the Applicable Rate calculated on the basis of the number of days elapsed from the Closing Date to the date of the payment.

(g) In the event that the Estimated Purchase Price (as finally determined pursuant to this Section 2.3) exceeds the Purchase Price, then Sellers shall be liable to promptly, but in no event later than five (5) Business Days after the date the Purchase Price is deemed final pursuant to Section 2.3(e), pay to Buyer by wire transfer in immediately available funds an amount equal to such excess amount together with interest thereon at the Applicable Rate calculated on the basis of the number of days elapsed from the Closing Date to the date of the payment.

2.4 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place no later than three (3) Business Days following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby set forth in Section 7 hereof (other than conditions with respect to actions the respective Parties will take at the Closing itself) (the “Closing Date”) at a location mutually acceptable to Buyer and Sellers.

2.5 Satisfaction of Indebtedness and Removal of Liens Prior to the Closing. Prior to the Closing, in addition to such other actions as may be provided for herein, Sellers and Company shall have (in consultation with Buyer) either:

(a) (i) fully and irrevocably paid, satisfied and retired in all respects all Indebtedness owed that if not satisfied prior to Closing would constitute Closing Date Debt and obtained all final payoff letters, releases, lien discharges and other evidences thereof all in form and substance reasonably satisfactory to Buyer; (ii) caused all Liens on any of Company’s owned assets, stock or properties, tangible or intangible, arising pursuant to such Indebtedness or other collateral with respect thereto, other than Permitted Liens, to have been fully and irrevocably satisfied, removed, released and discharged in all respects; and (iii) duly filed and recorded, or caused to have been duly filed and recorded, such UCC-3 termination statements and other evidences of the satisfaction, removal and discharge thereof all in form and substance reasonably satisfactory to Buyer; or

(b) obtained irrevocable payoff letters in advance executed by the lenders with respect to the Closing Date Debt and all parties entitled to enforce the payment of such Closing Date Debt or secured by any collateral pledged therefor, each in form and substance reasonably satisfactory to Buyer, that (i) establish the Closing Date Debt Payoff Amount to be paid at Closing; (ii) provide that upon the payment of such amount at Closing, all Indebtedness relating thereto and all Liens on any of Company’s assets, stock or properties, tangible or intangible, arising pursuant to such Indebtedness or other collateral with respect thereto, other than Permitted Liens, will be automatically, fully and irrevocably satisfied, removed, released and discharged in all respects; and (iii) authorize Buyer and its senior lenders to file all UCC-3 termination statements and other evidences of the satisfaction, removal and discharge of such Liens (other than Permitted Liens) or covenant that such UCC-3 termination statements and other evidences will be duly filed and recorded promptly thereafter.

2.6 Escrow Agreement. On the Closing Date, Buyer, Sellers and the Escrow Agent shall enter into the Escrow Agreement in order to establish terms and conditions regarding the treatment of the Escrow Amount to satisfy obligations, if any, of Sellers pursuant to Section 2.3(g), 8 or 9. The Escrow Agreement shall provide that: (i) the Escrow Amount, and all interest and investment returns thereon, less amounts previously distributed or reserved for pending claims, shall be distributed to Sellers in accordance with this Agreement and the Escrow Agreement within three (3) Business Days after the eighteenth (18th) month anniversary of the Closing Date (the “Distribution Date”); (ii) Sellers shall be entitled to all interest and investment returns accruing during the term of the Escrow Agreement; (iii) each of Buyer, on the one hand, and Sellers, on the other hand, shall be responsible for payment of fifty percent (50%) of all fees and expenses of the Escrow Agent that are payable or reimbursable under such agreement (with Sellers’ obligation being automatically satisfied from the Escrow Amount); and (iv) Buyer shall be entitled to offset against and collect from the Escrow Amount any amounts due and owing, but unpaid, by Sellers pursuant to Section 2.3(g), 8 or 9.

2.7 Deliveries at Closing. At the Closing, (a) Sellers will deliver to Buyer the various certificates, instruments and documents referred to in Section 7.1 below, (b) Buyer will deliver to Sellers the various certificates, instruments and documents referred to in Section 7.2 below, (c) Sellers will deliver to Buyer original stock certificates representing all of the Company Shares and original stock certificates representing all of Franchisor’s shares, in each case endorsed in blank or accompanied by duly executed assignment documents, (d) Sellers will deliver to Buyer the payoff letters, lien discharges, UCC-3 termination statements and other deliveries and evidences referenced in Section 2.5(a) or 2.5(b) above, as applicable, (e) if applicable pursuant to Section 2.5(b), Buyer shall pay the Closing Date Debt Payoff Amount described in the payoff letters delivered pursuant to Section 2.5(b) above to the extent deducted in calculating the Estimated Purchase Price, (f) Buyer shall pay Company’s Transaction Expenses, if any, and the Change of Control Payments, in each case to the extent deducted in calculating the Estimated Purchase Price, (g) Buyer will deliver the Escrow Amount to the Escrow Agent by wire transfer in immediately available funds and to an account designated by the Escrow Agent in accordance with the provisions of the Escrow Agreement and (h) Buyer will deliver to Sellers the Closing Date Payment Amount calculated in accordance with Section 2.2 above.

SECTION 3

REPRESENTATIONS AND WARRANTIES CONCERNING TRANSACTION

3.1 Representations and Warranties of Sellers. Each Seller, jointly and severally, hereby represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date as follows:

(a) Organization of Seller. Such Seller is a corporation duly organized, validly existing and, if applicable, in good standing, under the laws of its jurisdiction of incorporation or organization.

(b) Authorization of Transaction. Such Seller has full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. This Agreement and the other Transaction Documents to which such Seller is a party constitute the valid and legally binding obligation of such Seller, enforceable in accordance with their respective terms and conditions, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally. Such Seller need not give any notice to, make any filing with, or obtain any authorization, consent or approval of, any Person in order to consummate the transactions contemplated by this Agreement and the other Transaction Documents other than as required under the HSR Act and the regulations promulgated thereunder.

(c) Non-contravention. Neither the execution and delivery of this Agreement and the other Transaction Documents to which such Seller is a party nor the consummation of the transactions contemplated hereby or thereby will (A) violate any provision of the charter or bylaws of such Seller, (B) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Authority to which such Seller is subject, (C) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, Contract, lease, license, instrument or other arrangement to which such Seller is a party or by which it is bound or to which any of its assets are subject or (D) result in the imposition or creation of a Lien upon or with respect to the Company Shares.

(d) Brokers’ Fees. Such Seller does not have any Liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

(e) Litigation. Such Seller is not a party to any pending or, to Sellers’ Knowledge, threatened litigation which would reasonably be expected to affect or prohibit the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.

(f) Company Shares. Such Seller holds of record and owns beneficially the number of the Company Shares as set forth on Schedule 4.3 free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, Contracts, commitments, equities, claims, demands and defects. Such Seller is not a party to any option, warrant, purchase right, or other Contract or commitment (other than this Agreement) that could require such Seller to sell, transfer or otherwise dispose of any capital stock of Company. Such Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of Company.

(g) DISCLAIMER.

(i) EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 3.1, SELLERS MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WHATSOEVER, INCLUDING, WITHOUT LIMITATION, IN RESPECT OF THE COMPANY SHARES, COMPANY OR ANY OF ITS ASSETS, LIABILITIES OR OPERATIONS, OR WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

(ii) SELLERS HEREBY ACKNOWLEDGE AND AGREE THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN SECTIONS 3.2 AND/OR 4, COMPANY AND BUYER HAVE NOT MADE, AND COMPANY AND BUYER EXPRESSLY DISCLAIM, AND SELLERS HEREBY EXPRESSLY WAIVE, ANY OTHER REPRESENTATION OR WARRANTY.

3.2 Representations and Warranties of Buyer. Buyer hereby represents and warrants to Sellers as of the date of this Agreement and as of the Closing Date as follows:

(a) Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) Authorization of Transaction. Buyer has full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. This Agreement and the other Transaction Documents to which Buyer is a party constitute the valid and legally binding obligation of Buyer, enforceable in accordance with their respective terms and conditions, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally. Buyer need not give any notice to, make any filing with, or obtain any authorization, consent or approval of, any Person in order to consummate the transactions contemplated by this Agreement or the other Transaction Documents to which Buyer is a party other than as required under the HSR Act and the regulations promulgated thereunder. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer.

(c) Non-contravention. Neither the execution and delivery of this Agreement and the other Transaction Documents to which Buyer is a party nor the consummation of the transactions contemplated hereby or thereby will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Authority to which Buyer is subject or any provision of its respective charter, bylaws or other governing documents, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, Contract, lease, license, instrument or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets are subject.

(d) Brokers’ Fees. Buyer does not have any Liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

(e) Litigation. Buyer is not a party to any pending or, to the Knowledge of Buyer, threatened litigation which would reasonably be expected to materially adversely affect or prohibit the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.

(f) DISCLAIMER.

(i) EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 3.2, BUYER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WHATSOEVER, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

(ii) BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN SECTIONS 3.1 AND/OR 4, AS THE CASE MAY BE, SELLERS AND COMPANY HAVE NOT MADE, AND SELLERS AND COMPANY EXPRESSLY DISCLAIM, AND BUYER HEREBY EXPRESSLY WAIVES, ANY OTHER REPRESENTATION OR WARRANTY.

SECTION 4

REPRESENTATIONS AND WARRANTIES CONCERNING COMPANY

Sellers and Company, jointly and severally, hereby represent and warrant to Buyer, subject to those exceptions set forth in the Disclosure Schedules (each of which shall qualify only the specifically identified Sections or subsections hereof to which such Disclosure Schedule relates) as of the date of this Agreement and as of the Closing Date as follows:

4.1 Organization, Qualification and Corporate Power. Each of Company and Franchisor is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Company is duly authorized to conduct the Business and is in good standing under the laws of each jurisdiction where such qualification is required, which jurisdictions are listed in Schedule 4.1, except where the failure to be so qualified has not resulted and would not reasonably be expected to result in a Material Adverse Effect. Company has full corporate power and authority and all licenses, permits and authorizations necessary to carry on the Business as currently conducted and to own and use the properties owned and used by it. Schedule 4.1 lists the current directors and officers of Company. Sellers have made available to Buyer correct and complete copies of Company’s charter and bylaws (each as amended to date). The minute books (containing the records of meetings of the shareholders, the board of director and any committees of the board of directors) are correct and complete in all material respects and the stock certificate books and the stock record books for Company are correct and complete in all respects. Company is not in default under or in violation of any provision of its charter or bylaws.

4.2 Execution; Delivery; Enforceability. This Agreement has been, and the other Transaction Documents to which Company is a party have been or will be, duly executed and delivered by Company, and, when duly executed and delivered by the other Parties hereto and the other parties thereto, will constitute the legal, valid and binding obligations of Company, enforceable against Company in accordance with their respective terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

4.3 Capitalization. The entire authorized capital stock of Company, including classes and series, par values, number of shares issued and outstanding and shares held in treasury thereof, is as set forth on Schedule 4.3. All of the issued and outstanding Company Shares have been duly authorized, are validly issued, fully paid and non-assessable, and shall be held as of the Closing Date of record and beneficially by Sellers as set forth in Schedule 4.3, free and clear of any restrictions on transfers, Taxes, Liens, claims, encumbrances, options, warrants, purchase rights, Contracts, commitments, defects or demands whatsoever. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other Contracts or commitments that could require Company to issue, sell or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of Company.

4.4 Non-contravention. Except as set forth on Schedule 4.4, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) subject to the expiration of the waiting period under the HSR Act, result in a violation of any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Authority to which Company is subject or any provision of the charter or bylaws of Company or (b) result in a conflict with, breach of, constitute a default under, acceleration of, creation in any party of the right to accelerate, terminate, modify or cancel, or requirement of any notice or consent under, any agreement, Contract, lease, license, instrument or other arrangement to which Company is a party or by which it is bound or to which any of its assets are subject (or result in the imposition of any Lien upon any of its assets) that would have a Material Adverse Effect. Except as set forth on Schedule 4.4 or required under the

HSR Act, Company need not give any notice to, make any filing with or obtain any authorization, consent or approval of, any Person in order for the Parties to consummate the transactions contemplated by this Agreement.

4.5 Brokers’ Fees. Except for the fees of Sagent Advisors which are solely for the account of Sellers, Sellers do not have any Liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

4.6 Title to Assets. Company has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Liens (other than (i) Permitted Liens and (ii) Liens identified on Schedule 4.6 as to be paid off and/or released in connection with the Closing) except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

4.7 Subsidiaries.

(a) Schedule 4.7 sets forth the name of each Subsidiary and its jurisdiction of organization. All of the issued and outstanding shares of capital stock of each Subsidiary have been duly authorized, are validly issued, fully paid and non-assessable, and shall be held as of the Closing Date of record and beneficially by Company, free and clear of any restrictions on transfer, Taxes, Liens, claims, encumbrances, options, warrants, purchase rights, Contracts, commitments, defects or demands whatsoever. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other Contracts or commitments that could require Company or any Subsidiary to issue, sell or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to any Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of any Subsidiary.

(b) Each Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each Subsidiary is duly authorized to conduct the Business and is in good standing under the laws of each jurisdiction where such qualification is required, which jurisdictions are listed in Schedule 4.7. Each Subsidiary has full corporate power and authority and all licenses, permits and authorizations necessary to carry on the Business and to own and use the properties owned and used by it. Schedule 4.7 lists the current directors and officers of each Subsidiary. Sellers have delivered to Buyer correct and complete copies of the charter and bylaws for each Subsidiary (as amended to date). The minute books (containing the records of meetings of the shareholders, the board of directors and any committees of the board of directors) are correct and complete in all material respects and the stock certificate books and the stock record books for each Subsidiary are correct and complete in all respects. No Subsidiary is in default under or in violation of any provision of its charter or bylaws.

4.8 Financial Statements. Attached as Schedule 4.8 are the following financial statements for Company and Subsidiaries (collectively the “Financial Statements”): (i) the consolidated audited balance sheet as of December 31, 2006 (the “2006 Audited Fiscal Year End”) and the related audited statements of income, cash flows and changes in equity for the fiscal year then ended; (ii) the consolidated audited balance sheet as of December 31, 2007 (the “2007 Audited Fiscal Year End”) and the related audited statements of income, cash flows and changes in equity for the fiscal year then ended; (iii) the consolidated audited balance sheet as of September 30, 2008 (the “Audited Nine Months Ending September 30, 2008”) and the related audited statements of income, cash flows and changes in equity for the nine months then ended; and (iv) the unaudited consolidated balance sheet (the “Most Recent Balance Sheet”) as of November 30, 2008 (the “Most Recent Fiscal Month End”) and the related unaudited statements of income, equity and cash flows for the month then ended and the year-to-date period. The Financial Statements have been prepared in accordance with GAAP, except, with respect to the Most Recent Balance Sheet and the related unaudited statements of income, equity and cash flows only, for the absence of footnotes and other presentation items as may be required by GAAP, and are subject to normal year-end adjustments (which shall not, individually or in the aggregate, be materially adverse). Except as set forth on Schedule 4.8, the Financial Statements fairly present the assets, liabilities, stockholders’ equity, financial position and results of operations of Company and Subsidiaries as of such dates and for the periods covered thereby, are correct and complete in all material respects and are consistent with the financial and commercial books and records of Company and Subsidiaries (which financial and commercial books and records are correct and complete).

4.9 Events Subsequent to September 30, 2008. Since September 30, 2008, there has not been any Material Adverse Change. Without limiting the generality of the foregoing and except as set forth on Schedule 4.9, since September 30, 2008:

(a) neither Company nor any Subsidiary has sold, leased, transferred or assigned any of its respective assets, tangible or intangible, other than in the Ordinary Course of Business;

(b) neither Company nor any Subsidiary has entered into any agreement, Contract, lease or license (or series of related agreements, Contracts, leases and licenses) either involving more than $50,000 (other than sales of inventory in the Ordinary Course of Business) or outside the Ordinary Course of Business;

(c) no party (including Company or any Subsidiary) has accelerated, terminated, modified or cancelled any agreement, Contract, lease or license (or series of related agreements, Contracts, leases and licenses) involving more than $50,000 to which Company is a party or by which it is bound;

(d) neither Company nor any Subsidiary has imposed any Liens upon any of its assets, tangible or intangible;

(e) neither Company nor any Subsidiary has made any capital expenditure (or series of related capital expenditures) either involving more than $50,000 or outside the Ordinary Course of Business;

(f) neither Company nor any Subsidiary has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans and acquisitions) either involving more than $5,000 or outside the Ordinary Course of Business;

(g) neither Company nor any Subsidiary has issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $25,000 singly or $50,000 in the aggregate;

(h) neither Company nor any Subsidiary has delayed or postponed the payment of accounts payable and other Liabilities, or accelerated the collection of accounts receivable, in either case outside the Ordinary Course of Business, or altered any accounting method or practice;

(i) neither Company nor any Subsidiary has cancelled, compromised, waived or released any right or claim (or series of related rights and claims) either involving more than $10,000 or outside the Ordinary Course of Business;

(j) neither Company nor any Subsidiary has transferred, assigned or granted any license or sublicense of any rights under or with respect to any Intellectual Property other than with respect to Franchises in the Ordinary Course of Business;

(k) there has been no change made or authorized in the charter or bylaws of Company or any Subsidiary;

(l) neither Company nor any Subsidiary has issued, sold or otherwise disposed of any of its capital stock, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(m) neither Company nor any Subsidiary has (i) declared, set aside or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind), or (ii) redeemed, purchased or otherwise acquired any of its capital stock, other than as contemplated by this Agreement;

(n) neither Company nor any Subsidiary has experienced any damage, destruction or loss (whether or not covered by insurance) to its property in an amount equal to or greater than $50,000 individually or $100,000 in the aggregate;

(o) neither Company nor any Subsidiary has made any loan (other than advances of compensation) to, or entered into any other transaction (other than employment-related transactions) with, any of its Affiliates, directors, officers or employees other than in the Ordinary Course of Business;

(p) neither Company nor any Subsidiary has entered into any written employment Contract or collective bargaining agreement or modified the terms of any existing such Contract or agreement;

(q) neither Company nor any Subsidiary has granted any increase in the base compensation of any of its directors, officers and/or employees of more than five percent (5%) or outside the Ordinary Course of Business;

(r) neither Company nor any Subsidiary has adopted, amended, modified or terminated any bonus, profit sharing, incentive, severance or other plan, Contract or commitment for the benefit of any of its directors, officers and/or employees (or taken any such action with respect to any other Employee Benefit Plan) other than normal and customary changes in compensation and incentive targets in the Ordinary Course of Business;

(s) other than as permitted under clause (q) above, neither Company nor any Subsidiary has made any change in employment terms for any of its directors, officers and/or employees outside the Ordinary Course of Business;

(t) neither Company nor any Subsidiary has made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

(u) there has not been, to Company’s Knowledge, any other occurrence, event, incident, action, failure to act or transaction outside the Ordinary Course of Business involving Company or any Subsidiary;

(v) neither Company nor any Subsidiary has discharged a Liability or Lien outside the Ordinary Course of Business;

(w) neither Company nor any Subsidiary has made any loans or advances of money other than advances to employees for reimbursable travel and other expenses in the Ordinary Course of Business;

(x) neither Company nor any Subsidiary has disclosed any Confidential Information other than to Governmental Authorities and Persons obligated by Contract, fiduciary duty or otherwise to maintain the confidentiality thereof;

(y) neither Company nor any Subsidiary has become a party to a Proceeding; and

(z) neither Company nor any Subsidiary has committed to any of the foregoing.

4.10 Undisclosed Liabilities and Operating Expenses.

(a) Except as set forth on Schedule 4.10(a), neither Company nor any Subsidiary has Liabilities except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet, (ii) Liabilities that have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business and (iii) Liabilities that may arise in connection with the consummation of the transactions contemplated by this Agreement.

(b) Except as set forth on Schedule 4.10(b), none of Sellers has incurred or paid any expenses on behalf of Company or Subsidiaries or relating to or associated with the assumed assets or Liabilities that have not been reflected on the Financial Statements.

4.11 Legal Compliance. Except as set forth on Schedule 4.11, Company and Subsidiaries are in compliance in all material respects with, and for the five (5) year period preceding the Closing Date, Company and Subsidiaries have complied in all material respects with, all applicable Legal Requirements and with all applicable Governmental Authorizations, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed, commenced or given against or to any of them alleging any failure so to comply or regarding any actual or contemplated investigation or review with respect thereto. Except as set forth on Schedule 4.11, all Governmental Authorizations required for the conduct and operation of the Business are (i) legal, valid, binding, enforceable (except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally) and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable (except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally) and in full force and effect on identical terms immediately following the consummation of the transactions contemplated hereby. Company is not in breach or default under, and no event has occurred that with notice or lapse of time would constitute a breach or default under, or permit termination, modification or acceleration of, any such material Governmental Authorization, except where any such breach or default would not result in a Material Adverse Effect.

4.12 Tax Matters.

(a) Except as set forth on Schedule 4.12(a), (i) Company and Subsidiaries have timely filed (taking into account valid extensions of time within which to file) all federal and state income Tax Returns and all other material Tax Returns required to be filed by them; (ii) all such Tax Returns filed by Company or Subsidiaries are true, complete and accurate in all material respects; (iii) all Taxes required to be paid by Company, Subsidiaries, and Sellers (related solely to Company or Subsidiaries) have been timely paid or withheld, including Taxes required to have been withheld and paid by them in connection with amounts paid or owing by them to any employee, creditor, independent contractor or other third party; (iv) there are no actual or, to Company’s Knowledge, proposed Tax deficiencies, assessments or adjustments with respect to Company or Subsidiaries; (v) there is no action, suit, taxing authority proceeding or audit now in progress or pending or, to Company’s Knowledge, threatened against or with respect to Company or Subsidiaries, and no such action, suit, taxing authority proceedings or audit has occurred subsequent to January 1, 2003; (vi) neither Company nor any Subsidiary is a party to or bound by any Tax allocation, sharing, indemnity or similar agreement or arrangement with any Person and neither Company nor any Subsidiary has any currently effective contractual obligation to indemnify any other Person with respect to Taxes; (vii) no claim has ever been made by a taxing authority in a jurisdiction where Company or Subsidiaries do not pay Taxes or file Tax Returns that Company or Subsidiaries are or may be subject to Taxes assessed by such jurisdiction;

(viii) neither Company nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return; and (ix) there are no Liens for Taxes upon any of the properties or assets of Company or Subsidiaries other than Liens for current Taxes not yet due and payable.

(b) Sellers have made available to Buyer correct and complete copies of all Tax Returns, examination reports, statements of deficiencies assessed against or agreed to by Company or Subsidiaries and correspondence with Tax authorities filed or received by them since January 1, 2005.

(c) Neither Company nor any Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d) Neither Company nor any Subsidiary is a party to any agreement, Contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Tax law).

(e) Neither Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

(f) Each of Company and each Subsidiary has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

(g) Neither Company nor any Subsidiary (x) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than an Affiliated Group of which the common parent is Company) after December 31, 2004 and (y) has any Liability for the Taxes of any Person (other than Company or Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirements), as a transferee or successor, by Contract, or otherwise.

(h) Schedule 4.12(h) sets forth the following information with respect to Company and Subsidiaries as of the most recent practicable date: the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax or excess charitable contribution allocable to Company or Subsidiaries.

(i) Neither Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (x) change in method of accounting for a taxable period ending on or prior to the Closing Date; (y) installment sale or open transaction disposition made on or prior to the Closing Date; or (z) prepaid amount received on or prior to the Closing Date.

(j) Neither Company nor any Subsidiary has participated in or is currently participating in any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2) or any other transaction that is a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(k) Company does not have any deferred gains or losses from intercompany transactions within the meaning of Treasury Regulation Section 1.1502-13 or any excess loss accounts.

(l) Company has not made any material acquisitions or dispositions of assets or stock not in the Ordinary Course of Business or consummated any material reorganization within the meaning of Code Section 368(a) during any Tax period that remains subject to audit or examination under the applicable statute of limitations for the assessment of Tax.

(m) Neither Company nor any Subsidiary has engaged in any transaction that resulted in the realization of income or gain but the taxation of such income or gain has been deferred under any provision of federal, state, local, or foreign Tax law or by an agreement with any Governmental Authority that could result in material tax liability after the Closing.

4.13 Real Property.

(a) Schedule 4.13(a) sets forth a true, correct and complete list of all Owned Real Property. Company has made available to Buyer true, correct and complete copies of the deeds and other instruments (as recorded) in its possession by which Company or any Subsidiary acquired the Owned Real Property and copies of all title insurance policies, opinion, abstracts and all ALTA surveys in possession or control of Company and relating to such Owned Real Property. Company has good and valid, insurable, fee simple title to the Owned Real Property, free and clear of any Liens, except Permitted Liens.

(b) Schedule 4.13(b) sets forth the address of each parcel of Leased Real Property, and a true, correct and complete list of all Leases for each such parcel of Leased Real Property (including the date and name of the parties to such Lease document). Company has made available to Buyer a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease. With respect to each of the Leases and Subleases:

(i) except as set forth on Schedule 4.13(b)(i), each such Lease and Sublease is legal, valid, binding, enforceable (except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally) and in full force and effect;

(ii) except as set forth on Schedule 4.13(b)(ii), the transactions contemplated by this Agreement do not require the consent of any other party to such Lease (except for those Leases for which consents have been obtained), will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable (except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally) and in full force and effect on identical terms following the Closing;

(iii) except as set forth on Schedule 4.13(b)(iii), neither Company’s nor any Subsidiary’s, as applicable, possession and quiet enjoyment of the Leased Real Property under each such Lease has been disturbed and there are no material disputes with respect to any Lease or Sublease;

(iv) except as set forth on Schedule 4.13(b)(iv), (x) neither Company nor any Subsidiary nor, to Company’s Knowledge, any other party to such Lease or Sublease is in breach of or default under such Lease or Sublease and (y) no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute a breach or default by Company or any Subsidiary, as applicable, under such Lease or Sublease, or permit the termination, modification or acceleration of rent by any other party under such Lease or Sublease;

(v) except as set forth on Schedule 4.13(b)(v), no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach of or default under such Lease that has not been redeposited in full;

(vi) except as set forth on Schedule 4.13(b)(vi), Company or any Subsidiaries do not and will not owe any brokerage commissions or finder’s fees with respect to such Leases or Subleases and Company or any Subsidiary will not owe any such brokerage commission or finder’s fees with respect to such Leases or Subleases in the future;

(vii) except as set forth on Schedule 4.13(b)(vii), the other party to such Lease or Sublease is not an Affiliate of, and otherwise does not have any economic interest in, Company;

(viii) except as set forth on Schedule 4.13(b)(viii), neither Company nor any Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof;

(ix) except as set forth on Schedule 4.13(b)(ix), neither Company nor any Subsidiary has collaterally assigned or granted any other Lien in any such Lease or any interest therein; and

(x) except as set forth on Schedule 4.13(b)(x), there are no Liens on the estate or interest of Company or any Subsidiary created by any such Lease that have been granted or permitted by Company or any Subsidiary other than Permitted Liens.

(c) The Real Property identified in Schedule 4.13(a) and Schedule 4.13(b) comprises all of the real property used or intended to be used in, or otherwise related to, the Business; and Company and Subsidiaries are not parties to any agreement or option to purchase any real property or interest therein.

(d) All buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in the Real Property (the “Improvements”) are sufficient for the continued conduct of the Business immediately after the Closing in substantially the same manner as conducted immediately prior to the Closing.

(e) Within the five (5)-year period immediately preceding the Closing Date, neither Company nor any Subsidiary has received written notice from any Governmental Authority of (i) any condemnation, expropriation or other proceeding in eminent domain, pending or threatened, affecting any parcel of Real Property or any portion thereof or interest therein, or (ii) any injunction, decree, order, writ or judgment outstanding, or any claim, litigation, administrative action or similar proceeding, pending or threatened, relating to the ownership, lease, use or occupancy of the Real Property or any portion thereof, or the operation of the Business as currently conducted thereon.

(f) Within the five (5) year period immediately preceding the Closing Date, neither Company nor any Subsidiary has received any written notice from any Governmental Authority of a material violation of any applicable building, zoning, subdivision, health and safety and other land use laws, including the Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Real Property (collectively, the “Real Property Laws”), and the current use and occupancy of the Real Property and operation of the Business thereon do not violate in any material respect any Real Property Laws and, to Company’s Knowledge, there is no basis for the issuance of any such notice or the taking of any action for such violation.

(g) Each parcel of Real Property has direct vehicular access to a publicly maintained street adjoining the Real Property, or has vehicular access to a publicly maintained street via an insurable, permanent, irrevocable and appurtenant easement benefiting such parcel of Real Property, and such access is not dependent on any land or other real property interest that is not included in the Real Property. None of the Improvements or any portion thereof is dependent for its access, use or operation on any land, building, improvement or other real property interest that is not included in the Real Property.

(h) Except as otherwise disclosed on Schedule 4.13(h), all water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, septic, storm and waste water systems and other utility services or systems for the Real Property that are necessary for the operation of the Business as currently conducted thereon are sufficient for the continued conduct of the Business immediately after the Closing in substantially the same manner as conducted immediately prior to the Closing.

(i) All certificates of occupancy, permits, licenses, franchises, approvals and authorizations (collectively, the “Real Property Permits”) of any Governmental Authority, board of fire underwriters, association or any other entity having jurisdiction over the Real Property that are necessary for the operation of the Business as currently conducted thereon, have been issued and are in full force and effect. Within the five (5) year period immediately preceding the Closing Date, neither Company nor any Subsidiary has received any written notice from any Governmental Authority or other entity having jurisdiction over the Real Property threatening a suspension, revocation, modification or cancellation of any Real Property Permit and, to Company’s Knowledge, there is no basis for the issuance of any such notice or the taking of any such action.

(j) Except as otherwise disclosed on Schedule 4.13(j), within the five (5) year period immediately preceding the Closing Date, neither Company nor any Subsidiary received written notice that the current use and occupancy of the Real Property and the operation of the Business as currently conducted thereon violates any easement, covenant, condition, restriction or similar provision in any instrument of record affecting such Real Property. Within the five (5) year period immediately preceding the Closing Date, neither Company, its Subsidiaries nor Sellers have received any written notice of violation of any Lien.

(k) Except as otherwise disclosed on Schedule 4.13(k), within the five (5) year period immediately preceding the Closing Date, neither Company nor any Subsidiary received written notice that any of the Improvements encroaches on any land that is not included in the Real Property or on any easement affecting such Real Property or violates any building lines or set-back lines, or that there are any encroachments onto the Real Property, or any portion thereof, that would materially interfere with the use or occupancy of such Real Property or the continued operation of the Business as currently conducted thereon.

(l) Except as otherwise disclosed on Schedule 4.13(l), (i) each parcel of Owned Property is a separate lot for real estate tax and assessment purposes, and no other real property is included in such tax parcel, (ii) there are no Taxes, assessments, fees, charges or similar costs or expenses imposed by any Governmental Authority, association or other entity having jurisdiction over the Real Property (collectively, the “Real Estate Impositions”) with respect to any Owned Real Property or portion thereof that are delinquent, and (iii) within the five (5) year period immediately preceding the Closing Date, neither Company nor any Subsidiary received written notice from any Governmental Authority of a pending or threatened increase or special assessment or reassessment of any Real Estate Impositions for such parcel.

(m) Except as otherwise set forth on Schedule 4.13(m), neither Company nor its Subsidiaries has exercised, or prior to the Closing expects to exercise, any option or right of renewal with respect to any Leased Real Property for which the Lease is set to expire during the 2008 calendar year.

(n) Except as otherwise set forth on Schedule 4.13(n), there are no Leases encumbering the Owned Real Property.

4.14 Intellectual Property.

(a) Company or a Subsidiary owns and possesses free and clear of all Liens, or has the right to use pursuant to a valid and enforceable written license, sublicense, agreement or permission, all Intellectual Property necessary for the operation of the Business as presently conducted.

(b) To Company’s Knowledge, except as set forth on Schedule 4.14(b), the operation of the Business has not infringed upon, misappropriated or otherwise violated, and does not, and if continued in the Ordinary Course of Business would not, to Company’s Knowledge, infringe upon, nor misappropriate or otherwise violate any Intellectual Property rights of any Person. Company and Subsidiaries have not received any written complaint, claim, demand or notice alleging any such infringement, misappropriation, or other violation (including any written notice requesting Company or Subsidiaries to license or refrain from using any Intellectual Property rights of any third party), and to Company’s Knowledge there are no facts that indicate a likelihood that any such written complaint, claim, demand or notice will be brought or asserted.

(c) Schedule 4.14(c) lists each item of Intellectual Property that is registered or subject to an application for registration by Company or any of its Subsidiaries, including any patent, patent application, Internet domain name registration, registered trademark or application for registration of any trademark obtained or filed by Company or any Subsidiary (“Registered Intellectual Property”), including the jurisdiction(s) where registered or applications have been filed, and all registration or application numbers, as appropriate. Except as set forth on Schedule 4.14(c), with respect to the Registered Intellectual Property, all necessary registration, maintenance and renewal fees have been paid, all necessary documents have been filed with the relevant Governmental Authority to maintain the effectiveness thereof, and the registrations associated therewith remain in full force and effect. With respect to each such item of Registered Intellectual Property, except as set forth on Schedule 4.14(c):

(i) Company or a Subsidiary owns and possesses all right, title and interest in and to such item, free and clear of any Lien, license or other restriction or limitation regarding use or disclosure;

(ii) no Proceedings have been instituted, threatened in writing (or to Company’s Knowledge, threatened orally) or are pending that challenge the rights of Company or Subsidiaries in, or the validity or enforceability of, such item of Registered Intellectual Property;

(iii) such item is not subject to an outstanding Order; and

(iv) except for rights granted to Franchisees under their Franchise Agreements, Company or Subsidiaries have the sole and exclusive right to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of, license and transfer such Registered Intellectual Property.

(d) Schedule 4.14(d) identifies each unregistered trademark material to the Business and each item of material software (other than commercially-available, off-the-shelf software that has been purchased or licensed from a third party) currently used by Company or any Subsidiary in connection with the conduct of the Business as currently conducted. With respect to each unregistered trademark material to the Business and each item of material software set forth in Schedule 4.14(d):

(i) Company and Subsidiaries own and possess all right, title and interest in and to such item (excluding any such item that is licensed from a third party licensor), free and clear of any Lien, license or other restriction or limitation regarding use or disclosure;

(ii) the item is not subject to any outstanding Order; and

(iii) no Proceedings have been instituted, threatened in writing (or to Company’s Knowledge, threatened orally) or are pending that challenge the rights of Company in, or Company’s ownership of such item.

(e) Schedule 4.14(e) identifies each item of Intellectual Property material to the conduct of the Business as currently conducted that a third party owns and Company or any Subsidiary uses pursuant to an agreement (other than commercially-available, off-the-shelf software purchased or licensed). Company has delivered or otherwise made available to Buyer correct and complete copies of all such agreements (as amended to date). With respect to each such item of Intellectual Property:

(i) the agreement covering the item is legal, valid, binding, enforceable and in full force and effect, and will continue to be so following consummation of the transactions contemplated hereby; and

(ii) (x) neither Company, nor any Subsidiary nor, to Company’s Knowledge, any other party to the agreement covering the item is in material breach or material default thereunder, and (y) with respect to such agreement, no event has occurred that with written notice or lapse of time would (1) constitute a material breach or material default thereof by Company, any Subsidiary or, to Company’s Knowledge, any other party, (2) permit termination or modification thereof by such other party, or (3) permit termination, modification, or acceleration thereof by Company or any Subsidiary.

(f) Except as set forth in Schedule 4.14(f), Company has taken all commercially reasonable actions to maintain and protect all of the Intellectual Property owned by Company and Subsidiaries that is material to the conduct of the Business as currently conducted, and will continue to do so prior to Closing so as not to affect the validity or enforceability thereof. To Company’s Knowledge, no loss or impairment of any Intellectual Property owned by a third party and licensed to Company or any Subsidiary is pending or threatened.

(g) Except for rights granted to Franchisees under their Franchise Agreements and except as set forth in Schedule 4.14(g), neither Company nor any Subsidiary has entered into any written agreement under which a third party is granted any right to use any Intellectual Property owned by Company or any Subsidiary that is material to the operation of the Business as currently conducted. To Company’s Knowledge and Franchisor’s Knowledge, no Internet domain name utilized by a Franchisee uses any item of Intellectual Property except where such use has been authorized in writing by Company or Franchisor. Neither Company, nor any Subsidiary nor, to Company’s Knowledge, any other party thereto is in default under any of the agreements listed in Schedule 4.14(g).

4.15 Tangible Assets. Company and Subsidiaries own or lease all machinery, equipment and other tangible assets necessary for the conduct of the Business as presently conducted, and all such assets together are sufficient for the continued conduct of the Business immediately after the Closing in substantially the same manner as conducted immediately prior to the Closing.

4.16 Inventory. The inventory of Company and Subsidiaries consists of finished goods, substantially all of which are good and merchantable, of a quality and quantity useable and saleable for the needs of the Business in accordance with past practice, and fit for the purpose for which they were procured or manufactured. The aggregate value of the inventory of Company as adjusted for the passage of time, including, without limitation, through sales in the Ordinary Course of Business, through the Closing Date in accordance with past custom and practice of Company, which value is at the lesser of cost or fair market value, is not less than the aggregate value of inventory set forth on the face of the Most Recent Balance Sheet.

4.17 Contracts. Schedule 4.17 lists the following Contracts and other agreements currently in effect to which Company or any Subsidiary is a party or by which any of their assets or properties are bound:

(a) all agreements (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

(b) all agreements (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products or other personal property (excluding purchases of tires or inventory less than or equal to $250,000 in the Ordinary Course of Business), or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a loss to Company or involve consideration, in either case in excess of $50,000;

(c) all agreements concerning a partnership or joint venture;

(d) all agreements (or group of related agreements) under which Company or any Subsidiary has created, incurred, assumed or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $25,000 or under which it has imposed a Lien on any of its assets, tangible or intangible;

(e) all agreements concerning confidentiality or non-competition;

(f) all agreements with Sellers or any of Company’s Affiliates;

(g) all profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance or other plans or arrangements for the benefit of its current or former directors, officers and employees;

(h) all collective bargaining agreements;

(i) all agreements for the employment of any individual on a full-time, part-time, consulting or other basis providing annual compensation in excess of $75,000 or providing severance benefits;

(j) all agreements under which Company or any Subsidiary has advanced or loaned any amount to any of its directors, officers and employees outside the Ordinary Course of Business;

(k) all advertising agreements the performance of which involves consideration in excess of $25,000;

(l) all settlement, conciliation or similar agreements, the performance of which will involve payment after the Closing Date of consideration in excess of $10,000;

(m) all Franchise Agreements and all Franchise Agreements submitted by Company to a Person for execution but not yet executed and delivered to Company or any Subsidiary;

(n) all agreements under which Company has advanced or loaned any other Person amounts in the aggregate exceeding $5,000; or

(o) any other agreement not otherwise described above (or group of related agreements) the performance of which involves consideration in excess of $25,000.

Sellers have made available to Buyer a correct and complete copy of each written agreement (as amended to date) listed in Schedule 4.17 and a written summary setting forth the terms and conditions of each oral agreement, if any, referred to in Schedule 4.17. With respect to each such agreement listed, or required to be listed, on Schedule 4.17: (i) the agreement is legal, valid, binding, enforceable (except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally) and in full force and effect; (ii) except as set forth on Schedule 4.17, the agreement will continue to be legal, valid, binding, enforceable (except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally) and in full force and effect on identical terms immediately following the consummation of the transactions contemplated hereby; (iii) Company, and to Company’s Knowledge, no other party, is in breach or default, and to Company’s Knowledge, no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under the agreement; and (iv) no party has repudiated any provision of the agreement.

4.18 Notes and Accounts Receivable. Except as set forth in Schedule 4.18, the accounting treatment for Company’s and Subsidiaries’ accounts receivable is in accordance with GAAP and the accounts receivable on the books of Company as of the Closing Date will be properly reflected and will not be subject to any setoffs or counterclaims. All accounts receivable on the books of Company represent or will represent valid obligations arising from sales actually made or services actually performed by Company in the Ordinary Course of Business.

4.19 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Company or any Subsidiary.

4.20 Insurance. Schedule 4.20 sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability and workers’ compensation coverage and bond and surety arrangements) to which Company or any Subsidiary has been a named insured since December 1, 2005:

(a) the name, address and telephone number of the agent;

(b) the name of the insurer, the name of the policyholder and the name of each covered insured;

(c) the policy number and the period of coverage;

(d) the scope (including an indication of whether the coverage was on a claims made, occurrence or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage;

(e) a description of any retroactive premium adjustments or other loss-sharing arrangements; and

(f) a list and description of any and all claims made under such policies.

With respect to each insurance policy set forth on Schedule 4.20 in effect on the date of this Agreement: (i) the policy is legal, valid, binding, enforceable (except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally) and in full force and effect; (ii) the policy will continue to be legal, valid, binding, enforceable (except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally) and in full force and effect on identical terms immediately following the consummation of the transactions contemplated hereby; (iii) neither Company, any Subsidiary nor, to Company’s Knowledge, any other party to the policy is in breach or default thereof (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration, under the policy; and (iv) no party to the policy has repudiated any provision thereof. Company and each Subsidiary have been covered since December 1, 2005 by insurance in scope and amount customary and reasonable for the business in which they have engaged during the aforementioned period. Schedule 4.20 describes any self-insurance arrangements affecting Company or any Subsidiary.

4.21 Litigation. Schedule 4.21 sets forth each instance in which Company or any Subsidiary (a) is subject to any outstanding Order or (b) is a party or, to Company’s Knowledge, is threatened to be made a party to any Proceeding. No judgment entered nor any settlement or compromise entered into related to the actions, suits, proceedings, hearings and investigations set forth in Schedule 4.21 has had or would reasonably be expected to have a Material Adverse Effect. To Company’s Knowledge, there is no action, suit, proceeding, hearing or investigation that is expected to be brought or threatened against Company or any Subsidiary that would have or would reasonably be expected to have a Material Adverse Effect.

4.22 Product Warranty. Schedule 4.22 includes copies of the standard terms and conditions of sale or lease by Company and Subsidiaries (containing applicable guaranty, warranty and indemnity provisions). Except as set forth on Schedule 4.22, no product sold, installed or delivered by Company or any Subsidiary is subject to any guaranty, warranty or other indemnity expressly provided by Company beyond the applicable standard manufacturer’s warranty provided by the manufacturer of such products.

4.23 Product Recalls and Commitments.

(a) Except as otherwise disclosed on Schedule 4.23, within the five (5) year period immediately preceding the Closing Date, no product manufactured or sold by Company or Subsidiaries has been the subject of any recall or similar action instituted by any Person or as a result of any Legal Requirement or undertaken by Company or Subsidiaries on a voluntary basis.

(b) Except as set forth on Schedule 4.23, neither Company nor any Subsidiary is the importer of record with respect to any goods imported to the United States from outside of the United States, and neither Company nor any Subsidiary has ever directly or indirectly purchased any inventory from Hangzhou Zhongce Rubber Co. Ltd or carried tires sold under the Westlake, Telluride, Compass or YKS brand names.

4.24 Employees.

(a) Except as set forth on Schedule 4.24, with respect to Company, Subsidiaries and the Business:

(i) there is no collective bargaining agreement or relationship with any labor organization;

(ii) to Company’s Knowledge, no executive or manager of Company or any Subsidiary (A) has any present intention to terminate his or her employment or (B) is a party to any confidentiality, non-competition, proprietary rights or other such agreement between such employee and any Person besides Company or such Subsidiary that would be material to the performance of such employee’s employment duties or the ability of Company or Buyer to conduct the Business after the Closing;

(iii) no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition within the past three (3) years;

(iv) to Company’s Knowledge, no union organizing or decertification efforts are underway or threatened and no other question concerning representation exists;

(v) no labor strike, work stoppage, slowdown or other material labor dispute has occurred, and none is underway or, to Company’s Knowledge, threatened;

(vi) there are no pending workers’ compensation claims, and to Company’s Knowledge no workers’ compensation claims have been threatened in writing, that would result in Damages to Company;

(vii) there is no employment-related charge, complaint, grievance, investigation, inquiry or obligation of any kind, pending or threatened in any forum, relating to an alleged material violation or material breach by Company (or its officers or directors) of any Legal Requirement or Contract; and

(viii) to Company’s Knowledge, no employee or agent of Company or any Subsidiary has committed any act or omission within the past five (5) years giving rise to Liability for any violation or breach identified in subsection (vii) above.

(b) Except as set forth in Schedule 4.24(b), (i) there are no employment Contracts or severance agreements with any employees of Company and (ii) there are no written personnel policies, rules or procedures applicable to employees of Company or Subsidiaries.

(c) With respect to this Agreement and the transactions contemplated hereby, any notice required under any Legal Requirement or collective bargaining agreement has been given, and all bargaining obligations with any employee representative have been, or prior to the Closing Date will be, satisfied.

(d) Schedule 4.24(d) sets forth a true, correct and complete list of the following information with respect to all employees of Company and each Subsidiary: names, positions, description of responsibilities, hire date, locations at which employed, rate of all current compensation paid or payable, including any bonus, contingent or deferred compensation, accrued and unused vacation and sick leave, vesting and eligibility with respect to any Employee Benefit Plans.

4.25 Employee Benefits. Notwithstanding any provision in this Agreement to the contrary, any and all representations and warranties relating to this Section 4.25 and any Employee Benefit Plan (including, without limitation, any associated contracts, causes of action, and Taxes) are contained in and governed solely by this Section 4.25.

(a) Schedule 4.25 lists each Employee Benefit Plan that Company maintains, to which Company contributes or has any obligation to contribute, or with respect to which Company has any Liability (contingent or direct). Except as disclosed on Schedule 4.25:

(i) Each such Employee Benefit Plan (and each related trust, insurance Contract or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and the terms of any applicable collective bargaining agreement and complies in form and in operation in all respects with the applicable requirements of ERISA, the Code and other applicable Legal Requirements.

(ii) All required reports and descriptions (including Form 5500 annual reports, summary annual reports and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan. The requirements of COBRA have been met with respect to each such Employee Benefit Plan and each Employee Benefit Plan maintained by an ERISA Affiliate that is an Employee Welfare Benefit Plan subject to COBRA.

(iii) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Company and all Legal Requirements. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(iv) Each such Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and nothing has occurred since the date of such determination that would reasonably be expected to adversely affect the qualified status of any such Employee Benefit Plan.

(v) No Proceeding with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to Company’s Knowledge, threatened. To Company’s Knowledge and the Knowledge of Company’s employees with responsibility for employee benefit matters, there is no basis for any such action, suit, proceeding, hearing or investigation.

(vi) Company has made available to Buyer correct and complete copies of (as applicable), with respect to every Employee Benefit Plan: the plan documents and summary plan descriptions, the most recent determination or opinion letter received from the Internal Revenue Service, the most recent annual report (Form 5500, with all applicable attachments), the most recent actuarial report, and all related trust agreements, insurance Contracts and other funding arrangements that implement each such Employee Benefit Plan.

(b) Neither Company nor any ERISA Affiliate contributes to, has any obligation to contribute to or has any Liability under or with respect to any Employee Pension Benefit Plan that is a “defined benefit plan” (as defined in ERISA Section 3(35)) or is subject to Section 412 of the Code. No asset of Company is subject to any Lien under ERISA or the Code.

(c) Neither Company nor any ERISA Affiliate contributes to, has any obligation to contribute to or has any Liability (including withdrawal liability as defined in ERISA Section 4201) under or with respect to any Multiemployer Plan.

(d) No Prohibited Transaction has occurred with respect to which Company or any Subsidiary could have any material liability.

(e) No Employee Benefit Plan provides post-employment welfare benefits except to the extent required by COBRA.

(f) No agreement, commitment, or obligation exists to increase any benefits under any Employee Benefit Plan or to adopt any new Employee Benefit Plan.

(g) No contract, agreement, plan or other arrangement, except an Employee Benefit Plan, exists pursuant to which the execution of this Agreement or the consummation of the transactions contemplated hereby, either standing alone or in combination with any subsequent event, would trigger any obligation by Company or any Subsidiary to pay any amount or provide any property to, any employee, officer or director of Company or any Subsidiary or accelerate the vesting of any equity award.

(h) Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) subject to Section 409A of the Code has been operated in compliance with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of (A) Section 409A of the Code and (B)(1) the proposed regulations issued thereunder or (2) Internal Revenue Service Notice 2005-1 (clauses (A) and (B), together, the “409A Authorities”). No Employee Benefit Plan that would be a Nonqualified Deferred Compensation Plan subject to Section 409A of the Code but for the effective date provisions that are applicable to Section 409A of the Code, as set forth in Section 885(d) of the American Jobs Creation Act of 2004, as amended (the “AJCA”), has been “materially modified” within the meaning of Section 885(d)(2)(B) of the AJCA after October 3, 2004, based upon a good faith reasonable interpretation of the AJCA and the 409A Authorities.

4.26 Indebtedness and Guaranties. Except as specifically described in Schedule 4.26, neither Company nor any Subsidiary has any Indebtedness outstanding. Complete and correct copies of all instruments (including all amendments, supplements, waivers and consents) relating to any Indebtedness of Company and Subsidiaries has been furnished to Buyer. Except as specifically described in Schedule 4.26, neither Company nor any Subsidiary is a guarantor or otherwise liable for any Liability (including indebtedness) of any other Person.

4.27 Environmental, Health and Safety Matters.

(a) Except as set forth on Schedule 4.27(a), Company and Subsidiaries are in compliance in all material respects with all Environmental, Health and Safety Requirements.

(b) Except as set forth on Schedule 4.27(b), and without limiting the generality of the foregoing, Company and Subsidiaries have obtained and are in compliance in all material respects with all permits, licenses and other Governmental Authorizations that are required pursuant to Environmental, Health and Safety Requirements for such entity’s operation of the Business as currently conducted on the Real Property.

(c) Except as set forth on Schedule 4.27(c), and except for such matters which have not resulted and would not reasonably be expected to result in a material liability to Company or any Subsidiary, neither Company nor any Subsidiary has received any written notice, claim, subpoena, report or other information from any person (i) alleging any violation by such entity of any Environmental, Health and Safety Requirements; (ii) asserting any claim that Company is liable to conduct any investigatory, remedial or corrective actions under Environmental, Health and Safety Requirements at any Real Property formerly or currently occupied by Company or any Subsidiary or at other real properties not owned, leased or otherwise used by Company; or (iii) asserting any other liability under Environmental, Health and Safety Requirements.

(d) Except as set forth on Schedule 4.27(d), to Company’s Knowledge (i) Company and Subsidiaries have never manufactured, produced, repaired, installed, sold, conveyed or otherwise put into the stream of commerce any product, merchandise, manufactured good, part, component or other item comprised of or containing asbestos; and (ii) Company and Subsidiaries have never been the subject of any claims or litigation arising out of the alleged exposure to asbestos or asbestos-containing material.

(e) Neither Company nor any Subsidiary has released any Hazardous Substances (such that such Party would reasonably be expected to have material liability therefor) or been found responsible for a release of Hazardous Substances at, on, about or under (1) any property now or formerly owned, operated or leased by Company, or Subsidiaries; or (2) any property to which Company or Subsidiaries have sent waste for treatment, storage or disposal pursuant to Environmental, Health and Safety Requirements, including without limitation CERCLA, as amended, RCRA and the Solid Waste Disposal Act, as amended.

(f) Neither Company nor any Subsidiary has assumed by contract, or otherwise been ordered by a Governmental Authority to conduct any corrective or remedial action, for any other Person under applicable Environmental, Health and Safety Requirements which assumption or Order has not resulted and would not reasonably be expected to result in a material liability to Company or such Subsidiary.

(g) Company has furnished or made available to Buyer all environmental audits, reports and other material environmental documents (including, without limitation, Phase I and Phase II site assessments) that are in its possession or under its reasonable control and relate to Company or Subsidiaries or their operation of any facilities or Real Property ever owned, operated or leased by Company or Subsidiaries.

4.28 Certain Business Relationships with Company. Except as set forth on Schedule 4.28, none of Sellers, their Affiliates, Company’s Affiliates or Company’s directors, officers and employees is currently, or has been within the past twelve (12) months, involved in any material business arrangement or relationship with Company (other than serving in their capacities as directors, officers or employees of Company or as customers of Company in the Ordinary Course of Business), and none of Sellers, their Affiliates or Company’s directors, officers and employees has any ownership interest in any asset, tangible or intangible, that is used in the Business (such matters set forth on Schedule 4.28 or otherwise described in this Section 4.28, including any lease with a Related Party, being collectively referred to as, the “Related Party Transactions”).

4.29 Customers and Suppliers; Programs. Schedule 4.29 lists the ten (10) largest customers of Company and Subsidiaries for each of the two (2) most recent fiscal years and sets forth opposite the name of each such customer the percentage of consolidated net sales of Company attributable to such customer. Schedule 4.29 also lists customers that Company anticipates shall constitute the ten (10) largest customers of Company and Subsidiaries for the current fiscal year. Since the date of the Most Recent Balance Sheet, no material supplier of Company or any Subsidiary has notified Company, orally or in writing, that it shall stop, or materially decrease the rate of, supplying materials, products or services to Company, and no customer listed on Schedule 4.29 has notified Company, orally or in writing, that it shall stop, or materially decrease the rate of, buying materials, products or services from Company or any Subsidiary, and Sellers have no basis to expect any of the foregoing will occur except as a result of the announcement or consummation of the transactions contemplated hereby or otherwise.

4.30 Government Contracts. Except as set forth on Schedule 4.30, neither Company nor any Subsidiary is currently a party to, has not been a party to in the past three (3) years and does not presently contemplate being a party to, any Government Contracts.

4.31 Ethical Practices. None of Company, any Subsidiary or their respective directors, officers or employees has, and to Company’s Knowledge, no joint venture partner of Company or any Subsidiary has, offered money or given anything of value to: (a) any official of a Governmental Authority, any political party or official thereof, or any candidate for political office; (b) any customer or member of any Governmental Authority; or (c) any other Person, while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any customer, member of a

Governmental Authority or candidate for political office for the purpose of the following: (i) illegally influencing any action or decision of such Person, in his, her or its official capacity, including a decision to fail to perform his, her or its official function; (ii) inducing such Person to use his, her or its influence with any Governmental Authority to affect or influence any act or decision of such government or instrumentality to assist Company in obtaining or retaining business for, or with, or directing business to, any Person; or (iii) where such payment or thing of value would constitute a bribe, kickback or illegal or improper payment or gift to assist Company in obtaining or retaining business for, or with, or directing business to, any Person.

4.32 Internal Accounting Controls. To Company’s Knowledge, Company and Subsidiaries maintain a system of internal accounting controls adequate to insure that Company and Subsidiaries maintain no off-the-books accounts and that their respective assets are used only in accordance with Company’s management directives.

4.33 Export and Import Laws and Regulations Compliance.

(a) Except as set forth on Schedule 4.33, (i) Company and each Subsidiary is and has been in compliance in all material respects with all applicable U.S. Export and Import Laws, and there are no claims, complaints, charges, investigations or proceedings pending or, to Company’s Knowledge, expected or threatened between Company, any Subsidiary and the United States Government under any U.S. Export and Import Laws, and (ii) Company and each Subsidiary is in compliance in all material respects with all currently applicable Foreign Export and Import Laws, and there are no claims, complaints, charges, investigations or proceedings pending or expected or threatened between Company, any Subsidiary and a foreign government under any Foreign Export and Import Laws.

(b) Company and each Subsidiary has prepared and timely applied for all import and export licenses required in accordance with U.S. Export and Import Laws and Foreign Export and Import Laws, for the conduct of the Business. Company has made available to Buyer true and complete copies of issued and pending import and export licenses, and all documentation required by, and necessary to evidence compliance with, all U.S. Export and Import Laws and all Foreign Export and Import Laws.

(c) Company and Subsidiaries do not currently maintain, nor have at any time in the past maintained, employees or assets of any kind in any jurisdiction outside of the United States.

(d) Company and each Subsidiary have at all times been in compliance in all material respects with all Legal Requirements relating to export control and trade embargoes. No product or service provided by Company or any Subsidiary, without explicit approval from the United States Government during the last five (5) years has been, directly or indirectly, sold to or performed on behalf of Cuba, Iraq, Iran, North Korea, Sudan, Syria or any other country against which the United States maintains economic sanctions or an arms embargo.

4.34 Franchise Matters.

(a) Except as set forth on Schedule 4.34(a), none of Company or any Subsidiary other than Franchisor has offered or sold Franchises. Except as set forth on Schedule 4.34(a), Franchisor has not offered, sold or granted a Franchise to a Person for operation outside of the United States nor has Franchisor filed any application seeking registration, exemption, and/or approval to do so. Except as set forth on Schedule 4.34(a), Franchisor has not operated any franchise business other than the Franchise Business. Except as set forth on Schedule 4.34(a), neither Company nor any Subsidiary other than Franchisor (i) has offered or sold franchises of any type, either in the United States or outside of the United States, or (ii) currently is or ever has been a party to any Contract with a Franchisee or any other Person which relates to a “franchise” or “business opportunity” as defined under the FTC Rule or any other federal, state, local or foreign constitution, statute, law, ordinance, rule, authorization or regulation promulgated or issued by a Governmental Authority that governs, regulates or otherwise affects the offer or sale of franchises or business opportunities (“Franchise Laws”). For purposes of this Agreement, Franchise Laws shall include Legal Requirements relating to franchise termination, unfair practices, and/or relationship laws including requirements thereof with respect to the proper notice of default, the time to cure, and the actual termination of any franchisee or business opportunity operator.

(b) Schedule 4.34(b) sets forth a listing of, and Company or Franchisor has provided Buyer with true and complete copies of, the currently effective UFOC (the “Current UFOC”) and all other UFOCs provided by Franchisor since January 1, 2003 (the “Franchise Reference Date”) in connection with the offer and sale of Franchises.

(c) Schedule 4.34(c) sets forth a true and complete list of all Franchise Agreements to which Franchisor is a party, including for each Franchise Agreement: (i) the name, address and telephone number of the Franchisee; (ii) the effective date and expiration date; and (iii) a description of any protected or exclusive territory granted to the Franchisee thereunder. There are no currently effective Franchise Agreements relating to the Franchise Business other than such listed Franchise Agreements. Except as set forth on Schedule 4.34(c), Company or Franchisor has made available to Buyer true, complete and correct copies of all Franchise Agreements listed on Schedule 4.34(c), including all amendments and addenda thereto. Except as set forth on Schedule 4.34(c), no Franchise Agreements are missing.

(d) Franchisor has, at all relevant times, had the power and authority and legal right to enter into and carry out the terms of each Franchise Agreement, whether currently effective or previously terminated or expired. Except as set forth on Schedule 4.34(d), each Franchise Agreement is valid, binding and enforceable against the Franchisee thereunder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally. Except as disclosed in Schedule 4.34(d), each Franchise Agreement complies, and with respect to each Franchise Agreement entered into by Franchisor since the Franchise Reference Date, the offer, sale and administration of the Franchise granted thereunder complied at the time such offer and sale was made and has complied at all times since such Franchise Agreement became effective, in all material respects with all

Legal Requirements. Except as set forth on Schedule 4.34(d), each Franchise Agreement entered into by Franchisor since the Franchise Reference Date was substantially similar to the form of Franchise Agreement incorporated into the UFOC duly provided by Franchisor to the corresponding Franchisee in connection with the offer and sale of the Franchise granted thereunder to such Franchisee. Except for the Franchise Agreements and except as set forth on Schedule 4.34(d), there exist no agreements, oral or written, between Franchisor and Franchisees relating to matters encompassed by the Franchise Agreements. Except as set forth on Schedule 4.34(d), no right of rescission, set-off, counterclaim or defense exists or has been asserted or, to Company’s Knowledge or Franchisor’s Knowledge, threatened by any Franchisee with respect to any Franchise Agreement. Except as listed on Schedule 4.34(d), Franchisor has not waived rights against or released any guarantor under a currently effective Franchise Agreement from his, her or its obligations under a guarantee with respect to such currently effective Franchise Agreement for any period after the Closing Date.

(e) Except as set forth on Schedule 4.34(e), since the Franchise Reference Date, UFOCs provided by Franchisor in connection with the offer and sale of Franchises were prepared in all material respects in compliance with applicable Franchise Laws, and during the entire period in which they were provided by Franchisor in connection with the offer and sale of Franchises, each of such UFOCs was true, accurate and complete in all material respects and did not misstate or omit any material or information required to be included therein under applicable Franchise Laws.

(f) Except as provided on Schedule 4.34(f), since the Franchise Reference Date, in connection with the franchise registration and disclosure obligations of Franchisor and all UFOCs, and the offer and sale of Franchises by Franchisor: (i) Franchisor has timely filed applications to be registered or to be exempt or deemed exempt from registration as and when required under Franchise Laws applicable in the United States and has not withdrawn any such application, registration or exemption from registration; (ii) Franchisor has where applicable obtained written confirmation of approval under and/or exemption from any such registration requirements before engaging in making any offer or sale of Franchises (except as otherwise permitted under such Franchise Laws); (iii) Franchisor has made on a timely basis all required filings under such Franchise Laws, including filings with respect to material changes, advertising, salesperson registrations, amendments, and renewals; and (iv) Franchisor has not sold Franchises during periods after the need for a UFOC amendment arose and before the prospective Franchisee had been in receipt of such UFOC amendment for the required period for redisclosure in the jurisdiction. Except as set forth on Schedule 4.34(f), since the date the Current UFOC was first provided by Franchisor, there has been no material change in the business or financial condition of Franchisor or its franchise program including the Franchise System that would require an amendment to the Current UFOC under the Franchise Laws.

(g) Schedule 4.34(g) identifies each existing Franchisee that (i) is to Company’s Knowledge or Franchisor’s Knowledge currently in material violation of or default under any Franchise Agreement, whether or not Franchisor has notified such Franchisee about such violation or default, or (ii) has received within the twelve (12)

month period prior to the date of this Agreement a notice from Franchisor that such Franchisee is in material violation or material default under its Franchise Agreement. Except as set forth on Schedule 4.34(g), Franchisor has not knowingly waived any violation or default by a Franchisee under a Franchise Agreement that would adversely affect Franchisor’s rights after the Closing Date under such Franchise Agreement in any material way.

(h) Except as set forth in Schedule 4.34(h), with respect to Franchises offered and sold since the Franchise Reference Date, Franchisor has not authorized or used independent sales representatives, contractors, brokers or consultants or any other Persons to promote or sell Franchises on behalf of Franchisor or agreed to rebate or share amounts receivable under any Franchise Agreement.

(i) Except as set forth on Schedule 4.34(i), Franchisor has not offered or sold rights, or otherwise granted rights, to any Person which confer upon that Person development, area representative, master franchise, sub-franchise or other multi-unit or multi-level rights with respect to the Franchise System or the Franchise Business within the United States.

(j) Except as set forth on Schedule 4.34(j), Company and Subsidiaries have fulfilled all of their binding commitments with respect to any Rebates (as defined below) to or for the benefit of any or all Franchisees, and Company and Subsidiaries have not made any commitments with respect to any future or contingent Rebates to or for the benefit of any or all Franchisees, other than as provided in the Franchise Agreements. Except as set forth on Schedule 4.34(j), neither Company nor any Subsidiary has made to any existing Franchisee (as of the date hereof) any commitment to provide any Rebate other than as set forth in the UFOC provided to such Franchisee and/or in the Franchise Agreement to which such Franchisee is a party. Except as provided on Schedule 4.34(j), with respect to Rebates there are no material agreements or special arrangements with any Franchisee that are not disclosed in the relevant UFOC in accordance with applicable Franchise Laws and/or prohibited by the particular Franchise Agreement. Except as set forth on Schedule 4.34(j), neither Company nor any Subsidiary has made any commitment, oral or written, to share with any Franchisee any Rebates received from any Person or otherwise restrict the use by Company or any Subsidiary of such Rebates received from any Person. Except as set forth on Schedule 4.34(j), the receipt of any Rebates by Company or any Subsidiary is not a violation of, or default under, any agreement or arrangement (oral or written) to which Franchisor is a party. Except as set forth on Schedule 4.34(j), as and to the extent required by Franchise Laws, all Rebates have been properly disclosed in each UFOC provided to a Franchisee. For purposes hereof, “Rebates” means subsidies, rebates, allowances, credits, commissions, discounts or other payments or remuneration of any kind or financial benefit of any kind, paid, issued, credited, transferred, transmitted or otherwise given, directly or indirectly, to Company or any Subsidiary on or after the Franchise Reference Date by vendors, suppliers or manufacturers selling products or services to Company or any Subsidiary or to Franchisees.

(k) Except as set forth on Schedule 4.34(k), since the Franchise Reference Date, (i) all amounts collected by Company or Franchisor from Franchisees with respect to any marketing fee or any marketing or advertising cooperative funds maintained by Franchisor have been collected and used in accordance with the terms and conditions of each Franchise Agreement, and such collection and use conform in all material respects with any descriptions of such collection and use in the UFOCs and do not violate any Legal Requirement, and (ii) Franchisor has in all material respects properly accounted for all amounts collected from each Franchisee with respect to any marketing fees or marketing or advertising cooperative. Except as set forth on Schedule 4.34(k), there are no claims by Franchisees that any of the collections or expenditures for any marketing programs or marketing or advertising cooperatives have been improperly collected, accounted for, maintained, used or applied and there is no basis for any such claims. Schedule 4.34(k) contains a list of the marketing or advertising cooperatives presently operating within the Franchise System. All marketing fees and marketing or advertising cooperative funds received by Company or Franchisor, respectively, have been commingled with other monies of such entity.

(l) Except as set forth on Schedule 4.34(l), Company and/or Franchisor have heretofore made available to Buyer correct and complete copies of all Franchisor correspondence since the Franchise Reference Date with Governmental Authorities concerning franchise advertising or promotional materials, UFOCs and Franchise Agreements and otherwise with respect to compliance with Franchise Laws (including franchise registration orders) with respect to current and former Franchisees. Except as set forth on Schedule 4.34(l), Company and/or Franchisor have made available or delivered to Buyer true and complete copies of any files and other materials maintained by Franchisor with respect to each and every Franchisee that is a party to a Franchise Agreement that is currently in effect. Except as set forth on Schedule 4.34(l), since the Franchise Reference Date, Franchisor has not, in any of the aforementioned documents or filings with any Governmental Authority, made any untrue statement of a material fact, or omitted to state any fact necessary to make the statements made by Franchisor, taken as a whole, not misleading, in connection with its dealings with such Governmental Authorities. Except as set forth on Schedule 4.34(l), Franchisor has not published any franchise recruitment advertising in violation of any applicable Legal Requirement.

(m) Except as set forth on Schedule 4.34(m), Franchisor is not in violation of or default under any Franchise Agreement, nor has there occurred any event or condition which with the passage of time or giving of notice (or both) will constitute a default by Franchisor under or permit termination or rescission of any Franchise Agreement. Except as set forth on Schedule 4.34(m), neither the execution of this Agreement nor the consummation of the transactions contemplated herein will result in Franchisor’s violation of or default under, or give rise to a right on the part of a Franchisee of termination, modification, cancellation, rescission or acceleration of any obligation or loss on the part of Franchisor of material benefits under, any Franchise Agreement. Except as set forth on Schedule 4.34(m), no consent or approval of any Franchisee is required in connection with the consummation of the transactions contemplated by this Agreement.

(n) To Company’s Knowledge or Franchisor’s Knowledge, set forth on Schedule 4.34(n) is a description of any franchisee organization which holds itself out as a representative of any group consisting of two or more Franchisees. Except as set forth on Schedule 4.34(n), there are no agreements of any kind in effect between any such franchisee organization and Company or Franchisor.

(o) Except as may be granted by operation of law or as set forth on Schedule 4.34(o), no Franchisee has a protected territory, exclusive territory, covenant not to compete, right of first refusal, option or other arrangement (collectively, the “Territorial Rights”) with Company or Franchisor pursuant to which (i) Company or Franchisor is restricted in any way in its right to own or operate, or license others to own or operate, any business or line of business or (ii) the Franchisee is granted rights for the acquisition of additional Franchises or expansion of the Territorial Rights of the Franchisee. Except as described in Schedule 4.34(o), to the extent Franchisor granted any such Territorial Rights required to be disclosed herein, (i) no such Territorial Rights of a Franchisee conflict with the Territorial Rights of any other Franchisee and (ii) Company and Franchisor have complied in all material respects with and not violated such Territorial Rights.

(p) Except as set forth on Schedule 4.34(p), no Orders, consents or decrees (other than routine comment letters from regulators, orders approving registrations, renewals of registrations or registration exemptions) have been issued by any Governmental Authority to Company or Franchisor nor have letters of inquiry, investigation or the like been issued to Franchisor by any Governmental Authority relating, directly or indirectly, to the offer and sale of Franchises including, without limitation, Franchisor’s compliance with any Franchise Laws. Except as set forth on Schedule 4.34(p), there are no stop Orders currently in effect or, to Company’s Knowledge or Franchisor’s Knowledge, threatened that would prohibit or impede Franchisor’s ability to offer Franchises or to enter into Franchise Agreements.

(q) Except as set forth on Schedule 4.34(q), Franchisor has not offered or sold Franchises in any jurisdiction where the offer or sale of any such Franchise violated any Legal Requirements of such jurisdiction. Except as set forth on Schedule 4.34(q), since the Franchise Reference Date, Franchisor has not offered rescission (whether voluntarily or pursuant to an Order) to any Franchisee as a result of a possible violation by Franchisor of any Legal Requirement. Except as set forth on Schedule 4.34(q), no Franchisee: (i) has paid any consideration or signed any Franchise Agreement before the expiration of all applicable waiting periods or (ii) has asserted or exercised, or has any reasonable basis upon which to assert or exercise, any right of rescission arising from an alleged violation by Franchisor of applicable Legal Requirements relating to the offer and sale of Franchises. Except as set forth on Schedule 4.34(q), Franchisor has never received: (I) a stop Order, revocation or withdrawal of approval or a license or exemption to offer and sell Franchises in any jurisdiction or (II) an official notice, complaint, subpoena or request for information, or any form of formal or informal inquiry, from any Governmental Authority regarding the offer or sale of Franchises.

(r) Except as set forth in Schedule 4.34(r), since the Franchise Reference Date, Franchisor has complied in all material respects with all Legal Requirements, including, without limitation, all Franchise Laws, applicable to the administration of the relationships with Franchisees under the Franchise Agreements in effect during the period between the Franchise Reference Date and the Closing Date.

(s) Schedule 4.34(s) sets forth a list of each Contract currently in effect pursuant to which Franchisor is obligated to make expenditures of marketing fees, along with a statement as of the Closing Date of any payments made, and remaining to be made, by Franchisor in order to complete its performance under each such Contract.

(t) Except as set forth on Schedule 4.34(t), since the Franchise Reference Date, Franchisor’s franchise operation manuals have not imposed any obligations or set forth any requirements that are materially inconsistent with any then-existing Franchise Agreement and/or any then-effective UFOC.

(u) Except as specified on Schedule 4.34(u), there is no Proceeding or investigation pending or, to Company’s Knowledge or Franchisor’s Knowledge, threatened against or involving Company or Franchisor with respect to any Franchises, and, to Company’s Knowledge or Franchisor’s Knowledge, there is no basis for any such Proceeding or investigation except for Proceedings or investigations that could not, in any individual case or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company or Franchisor.

(v) Except as specified on Schedule 4.34(v), since the Franchise Reference Date, Franchisor has not waived enforcement of, or failed to enforce, any noncompete or similar restriction under a then-current Franchise Agreement, and, to Company’s Knowledge or Franchisor’s Knowledge, no current or former Franchisee is currently in violation of any applicable noncompete covenant.

(w) Except as set forth on Schedule 4.34(w), neither Company nor Franchisor is currently a party to (i) any agreement pursuant to which it is or could become directly or contingently liable (as a guarantor, co-signor or otherwise) for the obligations of any Franchisee or (ii) any financing arrangement with any Franchisee.

(x) Except as set forth on Schedule 4.34(x), all Persons who are salespersons authorized to act on behalf of Franchisor with respect to the Franchise Business have been duly and timely registered and qualified in all jurisdictions where such registration or qualification is necessary. Except as set forth on Schedule 4.34(x), all information filed by Franchisor with such registrations about all such Persons was at the time filed accurate, true and complete in all material respects. Except as set forth on Schedule 4.34(x), Franchisor does not retain or use any franchise brokers to offer or sell Franchises.

(y) Except as set forth on Schedule 4.34(y), no financial performance representation (“Financial Performance Representation”) or earnings claim (“Earnings Claim”), as each such term is currently or previously defined in the FTC Rule, has ever been made to any prospective franchisee by Company or Franchisor or by an officer, general partner, limited partner, salesperson or other representative of Company or Franchisor, except Financial Performance Representations or Earnings Claims which have been incorporated into UFOCs or are otherwise permitted under an applicable Legal Requirement.

(z) Except as set forth on Schedule 4.34(z), to Company’s Knowledge or Franchisor’s Knowledge there is no material claim or Proceeding, either pending or threatened, against any Franchisee which is reasonably likely to cause Company or Franchisor to be joined as a party thereto or otherwise have a Material Adverse Effect.

(aa) Except as set forth on Schedule 4.34(aa), as of the Closing Date, the deferred revenue liability amount allocated to Franchise Agreements on an itemized basis on the balance sheet of Franchisor (or of Company and Subsidiaries on a consolidated basis) that would be required under GAAP to be shown on such balance sheet reflects the full amount of all deferred revenues allocated to all Franchise Agreements.

(bb) Except as listed or described in Schedule 4.34(bb), no Franchise Agreement has been subordinated, and no provision regarding the calculation and payment of royalty fees in any Franchise Agreement has been waived, altered or modified in any material respect adverse to Franchisor. Except as set forth on Schedule 4.34(bb), or except as specifically provided for in the Franchise Agreements or as otherwise prohibited by applicable Legal Requirement, nothing restricts the right of Franchisor to increase the monthly royalty fee charged to Franchisees or the range of the monthly marketing fees payable by Franchisees.

4.35 No Fueling. Except as set forth on Schedule 4.35, there are no existing and have not been any active or abandoned underground storage tanks located on any of the real property listed on Schedule 8.2(a)(iv). Except as set forth on Schedule 4.35, neither Company nor any Subsidiary has operated any of the real property listed on Schedule 8.2(a)(iv) as a retail location or stored any oil, petroleum or other Hazardous Substance on any such real property. Except as set forth on Schedule 4.35, neither Company nor any Subsidiary has engaged in fueling, refueling or vehicle maintenance operations involving the use of Hazardous Substances on the real property listed on Schedule 8.2(a)(iv) except for routine fueling, re-fueling or vehicle maintenance of Company’s vehicles in the Ordinary Course of Business.

4.36 Disclosure. This Agreement, the Disclosure Schedules and all certificates, representations and warranties delivered or made by Sellers on behalf of Company to Buyer pursuant to the terms hereof, including each of the statements, covenants, representations and warranties of Sellers on behalf of Company contained herein or therein, do not contain any untrue statement of fact or omit to state any fact necessary in order to make the statements and information contained herein and therein, in light of the circumstances under which they were made, not misleading. There has not been any event or circumstance that has had or would reasonably be expected to have caused a Material Adverse Effect.

4.37 DISCLAIMER.

(a) EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 4, COMPANY MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WHATSOEVER, INCLUDING, WITHOUT LIMITATION, IN RESPECT OF THE COMPANY SHARES, COMPANY OR ANY OF ITS ASSETS, LIABILITIES OR OPERATIONS, OR WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

(b) COMPANY HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN SECTIONS 3.1, 3.2 AND/OR 4, AS THE CASE MAY BE, SELLERS AND BUYER HAVE NOT MADE, AND SELLERS AND BUYER EXPRESSLY DISCLAIM, AND COMPANY HEREBY EXPRESSLY WAIVES, ANY OTHER REPRESENTATION OR WARRANTY.

SECTION 5

PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

5.1 General. Each of the Parties will use commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Section 7 below).

5.2 Notices and Consents. Company will give any notices to third parties, and will use commercially reasonable efforts to obtain any third-party consents referred to in Section 4.4 above. Each of the Parties will (and Sellers will cause Company to) give any notices to, make any filings with, and use commercially reasonable efforts to obtain any Governmental Authorizations in connection with the matters referred to in Section 3.1(c), Section 3.2(c) and Section 4.4 above.

5.3 Operation of Business. Except as set forth on Schedule 5.3, Company and Subsidiaries will not, without the prior written consent of Buyer in each instance, engage in any practice, take any action or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, Company will not, without the prior written consent of Buyer in each instance: (a) declare, set aside or pay any dividend or make any other distribution with respect to its capital stock or redeem, purchase or otherwise acquire any of its capital stock; (b) transfer assets to either Seller or any Related Party; (c) increase or modify the compensation or benefits granted to any employee of Company except for increases and modifications of the type described in Section 4.9(q) above; (d) make any change in the accounting methods or practices followed by Company other than changes required by GAAP; (e) make or change any Tax election, file any amended Tax Return, enter into any Tax closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, or consent to the extension or waiver of the limitations period applicable to any Tax claim or assessment; (f) otherwise engage in any practice, take any action, or enter into any transaction of any of the types described in Section 4.9 above outside the Ordinary Course of Business; (g) terminate or fail to renew the Franchise Agreement of any current Franchisee; (h) undertake the offer or sale of any Franchise or enter into any Franchise Agreement, without first amending the Current UFOC (which amendment must be approved by Buyer before distribution of same to any prospective franchisee or Governmental Authority with such approval not to be unreasonably withheld), in accordance with applicable Legal Requirements, to disclose the execution of this Agreement and the transactions contemplated herein; (i) expand the Franchise System outside of the United States or otherwise materially modify the Franchise System; or (j) commence or settle any Proceeding.

5.4 Preservation of Business. Company will use commercially reasonable efforts to cause Company to keep, maintain, preserve, renew and retain intact and in effect the Business, assets, rights and properties, its present operations, physical facilities and working conditions, its Contracts and insurance policies and the goodwill and favor of its relationships with its licensors, licensees, suppliers, vendors, customers and employees and others doing business with Company.

5.5 Access; Cooperation. Subject to applicable Legal Requirements relating to the exchange of information, and in accordance with the terms of the Confidentiality Agreement, Company will, upon agreement of the Parties, permit representatives of Buyer (including legal counsel and accountants) to have reasonable access during normal Business hours, and in a manner so as not to unreasonably interfere with the normal business operations of Company, to all premises (but not to conduct any invasive sampling of soil, water or air at any Real Property), properties, personnel, books, records (including Tax records), contracts and documents of or pertaining to Company, and subject to Sellers’ prior approval, which approval will not be unreasonably withheld or delayed, to the directors, officers, employees, customers and suppliers of Company; provided, however, that Company shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of the customers of Company, jeopardize any attorney-client privilege or contravene any Legal Requirement, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Without limiting the foregoing, Company agrees to reasonably cooperate with Buyer in connection with Buyer’s transition efforts with respect to the Business prior to the Closing, including permitting Buyer and its representatives to conduct training sessions for the employees of Company at times and in a manner coordinated with Sellers.

5.6 Notice of Developments. Sellers will give prompt written notice to Buyer of any material breach of any of the representations and warranties in Sections 3.1 or 4 above and covenants in this Section 5. No disclosure by any Party pursuant to this Section 5.6, however, shall be deemed to amend or supplement the Disclosure Schedules or to prevent or cure any material breach of any of the representations and warranties in Sections 3.1 or 4 above or covenants in this Section 5.

5.7 Exclusivity. Prior to the termination of this Agreement, if any: Sellers (i) will not (and Sellers will not cause or permit Company to) (a) solicit, initiate or encourage submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities of Company or any substantial portion of the assets of Company (including any acquisition structured as a merger, consolidation or share exchange), (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in or facilitate in any other manner, any effort or attempt by any Person to do or seek any of the foregoing, or (c) vote the Company Shares in favor of any such acquisition, and (ii) will notify Buyer promptly if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

5.8 Maintenance of Real Property. Company will maintain the Real Property, including all of the Improvements, in substantially the same condition as they existed on the date of this Agreement, ordinary wear and tear excepted, and shall not demolish or remove any of the existing Improvements, or erect new Improvements on the Real Property or any portion thereof, without the prior written consent of Buyer.

5.9 Leases. Except as otherwise provided herein, neither Company nor its Subsidiaries will cause or permit any of Company’s or Subsidiaries’ Leases or Subleases to be amended, modified, extended, renewed or terminated, nor shall Company or any Subsidiary enter into any new lease, sublease, license or other agreement for the use or occupancy of any Leased Real Property, without the prior written consent of Buyer. Without the prior written consent of Buyer, neither Company nor its Subsidiaries will exercise any option or right of renewal with respect to any Leased Real Property.

5.10 Retail Operation Funding. Sellers shall maintain sufficient cash on hand at all retail locations as is necessary for the day-to-day operations of such retail locations, which shall be no less than the amount of cash on hand, consistent with past practice per each applicable locality (net of any unpaid checks, drafts and wire transfers issued on or prior to the time of determination) at each retail location owned and operated by Company as of the Closing Date (excluding retail locations, if any, that are in development as of the Closing Date).

5.11 Confidentiality. The Parties shall adhere to the provisions regarding Confidential Information set forth in the Confidentiality Agreement.

5.12 “Tire Pros” Marks. Sellers, Company and Buyer acknowledge that Company’s ownership of the “Tire Pros” marks identified on Schedule 4.14(c) (the “Tire Pros Marks”) is only in the United States and Canada and that Sellers own the Tire Pros Marks outside North America. Prior to the Closing, Sellers shall cause ITOCHU Mexico, S.A. de C.V., at Sellers’ sole expense, to assign and transfer to Franchisor Itochu Mexico, S.A. de C.V.’s right, title and interest in and to the registrations of the Tire Pros Marks under Mexican law and to file or record in the Mexican Trade Mark Office such assignments or other documents as may be required in order to perfect such assignment and transfer so that Franchisor shall become the record owner of such registrations.

SECTION 6

POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing:

6.1 General. In case at any time after the Closing any further actions are necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below). Sellers acknowledge and agree that from and after the Closing, Buyer shall be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to Company.

6.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving Company, each of the other Parties will cooperate with the contesting or defending Party in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

6.3 Transition. Neither Sellers nor Company will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of Company from maintaining the same business relationships with Company after the Closing as it maintained with Company prior to the Closing. Sellers will refer all customer inquiries relating to the Business to Company from and after the Closing.

6.4 Confidentiality. Sellers will treat and hold as confidential all of the Confidential Information relating to Company or the Business (the “Post-Closing Confidential Information”), refrain from using any of such Post-Closing Confidential Information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Post-Closing Confidential Information that are in its possession; provided, however, that Sellers’ counsel may retain archival copies of Post-Closing Confidential Information for the sole purposes of enabling Sellers to comply with their obligations under this Agreement and maintaining a record of materials transferred or disclosed to Buyer. In the event that any Seller or any directors, officers, employees, agents, advisors, representatives, investment and commercial bankers and affiliates (including attorneys, accountants, consultants and any representatives of such advisors) of such Seller (each, a “Seller Representative”) is requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process to disclose any Post-Closing Confidential Information, Sellers shall notify Buyer as promptly as practicable of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6.4. If, in the absence of a protective order or the receipt of a waiver hereunder, any Seller or Seller Representative is, on the advice of counsel, compelled to disclose any Post-Closing Confidential Information to any tribunal or else stand liable for contempt, such Seller or any such Seller Representative may disclose such Post-Closing Confidential Information to the tribunal; provided, however, that such Seller or Seller Representative shall use commercially reasonable efforts to obtain, at the request and sole expense of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Post-Closing Confidential Information required to be disclosed as Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information that is (a) generally available to the public immediately prior to the time of disclosure unless such Confidential Information is so available due to the actions of Sellers or (b) disclosed to any Governmental Authority. Notwithstanding the foregoing, Sellers may retain and use copies of books and records of Company and Subsidiaries to the extent necessary to prosecute any requests for Tax refunds that Sellers, Company or any Subsidiary may be entitled related to any taxable period or portions thereof ending on or before the Closing Date.

6.5 Access to Information.

(a) Upon prior notice, Sellers shall afford Buyer and its officers, employees, agents, accountants, counsel and other representatives reasonable access during normal business hours following the Closing to (i) all of Sellers’ records concerning Company and Subsidiaries, including the relevant books and records, and (ii) other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of Company as Buyer may reasonably request. Sellers agree to provide to Buyer and its accountants, counsel and other representatives copies of financial statements (including all Tax Returns for all periods ending on or prior to the Closing Date and supporting documentation) of Company and Subsidiaries promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 6.5 shall affect or be deemed to modify any conditions to the obligations of the Parties to consummate the transactions contemplated hereby in accordance with the terms and provisions hereof.

(b) Sellers shall, to the extent Buyer may reasonably request in connection with any filing requirements under United States securities laws: (i) reasonably cooperate in the preparation of any such filing, at Buyer’s sole expense, (ii) furnish historical financial statements and other financial information regarding Company and Subsidiaries and (iii) make personnel of Sellers reasonably available to assist in the preparation of such filings. Sellers acknowledge that Buyer will use and disclose such financial statements and information concerning Company and Subsidiaries in the course of filing such information with the United States Securities and Exchange Commission and, on behalf of Sellers only, consent to such use and disclosure.

(c) Without limiting the rights and obligations of the Parties under Section 9 hereof, upon prior notice, Buyer and Company shall afford Sellers and their respective officers, employees, agents, accountants, counsel and other representatives reasonable access during normal business hours following the Closing to (i) all of Company’s records concerning Company and Subsidiaries, including the relevant books and records, and (ii) other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of Company as Sellers may reasonably request for purposes of enabling Sellers to prepare Sellers’ respective financial books and records and meet their respective reporting obligations insofar as they pertain to Sellers’ ownership of the Company Shares prior to the Closing and to exercise their rights under the Transaction Documents.

6.6 Japanese Foreign Exchange and Foreign Trade Act Filings. Promptly following the Closing, Itochu Corp. shall make all necessary filings and notifications with the Bank of Japan under the Foreign Exchange and Foreign Trade Act of Japan (December 1, 1949, Law No. 228) that are necessary as a result of the transactions contemplated hereunder.

6.7 Replacement of Mizuho Letter of Credit. Buyer shall cause to be issued and delivered to Crum & Forster a replacement letter of credit for the irrevocable letter of credit No. 004850538 issued by Mizuho Corporate Bank, Ltd., to secure certain obligations of the Company (the “Mizuho LC”) and to have the Mizuho LC cancelled or terminated as promptly as practicable following the Closing and Buyer shall indemnify and hold Itochu Inc. harmless from and against any and all Damages resulting from any draw against the Mizuho LC or any payment obligation of Itochu Inc. arising from the failure to replace or terminate the Mizuho LC after the Closing Date.

SECTION 7

CONDITIONS TO OBLIGATION TO CLOSE

7.1 Conditions to Buyer’s Obligation. Buyer’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) the representations and warranties set forth in Section 3.1 and Section 4 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date;

(b) each Seller and Company shall have performed and complied with all of their covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such Persons shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;

(c) Company shall have procured all of the third-party consents specified in Schedule 7.1(c), including such consents as are required to effectuate the transfer, as of Closing, of all current purchasing programs and vendor relationships of Company;

(d) no action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction wherein an unfavorable injunction, judgment, Order, decree, ruling or charge would reasonably be expected to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) materially adversely affect the right of Buyer to own the Company Shares and to control, directly or indirectly,

Company or (iv) materially adversely affect the right of Company to own its assets and to operate its Business (and no such injunction, judgment, Order, decree, ruling or charge shall be in effect);

(e) each Seller and Company shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in Section 7.1(a)-(d) is satisfied in all respects;

(f) Buyer shall have received from counsel to Sellers an opinion in form and substance as set forth in Exhibit C attached hereto and otherwise reasonably acceptable to Buyer and dated as of the Closing Date;

(g) Buyer shall have received the resignations, effective as of the Closing, of each director and officer of Company and each director and officer of Franchisor other than those whom Buyer shall have specified in writing at least five (5) days prior to the Closing;

(h) Sellers and Company shall have entered into an escrow agreement with Buyer and Escrow Agent in the form set forth in Exhibit A attached hereto, and Sellers shall have entered into a Non-Competition and Non-Solicitation Agreement with Buyer in the form set forth in Exhibit D attached hereto, and such agreement shall be in full force and effect as of the Closing;

(i) Sellers shall have delivered to Buyer copies of the articles of incorporation of Company certified as of a date not more than ten (10) days prior to the Closing Date by the Secretary of State (or comparable officer) of the State of California;

(j) Buyer shall have received from Sellers all financial statements (including audited financial statements as required) necessary for Buyer to meet its reporting obligations under United States securities laws, which financial statements are listed on Schedule 7.1(j);

(k) Sellers shall (i) have delivered to Buyer copies of certificates of good standing of Company and each Subsidiary issued not more than ten (10) days prior to Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of incorporation and formation and each other jurisdiction in which Company and each Subsidiary is required by law to qualify to do business and (ii) have provided verbal bring-downs as of the Closing Date as to the good standing of Company and each Subsidiary in the jurisdiction of its incorporation and each other jurisdiction referred to in clause (i) above;

(l) Sellers shall have delivered to Buyer a certificate of the corporate secretary of Company, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to: (i) the certificate of formation of Company and each Subsidiary; (ii) the bylaws (or other governing documents) of Company and each Subsidiary; and (iii) any resolutions of the board of directors (or a duly authorized committee thereof) of Company authorizing the execution, delivery and performance of the Transaction Documents and the transactions contemplated hereby;

(m) ITR USA, Inc. and Itochu Inc. shall have executed and delivered to Buyer a Supply Agreement in the form set forth in Exhibit E attached hereto pursuant to which ITR USA, Inc. will supply tires bearing the “Capitol” and “Negotiator” marks to Buyer and its Affiliates subsequent to the Closing;

(n) Sellers shall have obtained and delivered to Buyer (i) a landlord lien waiver and consent substantially in the form set forth in Exhibit F attached hereto with respect to the Lease(s) identified in Schedule 7.1(n);

(o) each Seller and Company shall have satisfied their respective obligations under Section 2.5;

(p) Sellers shall have obtained and delivered to Buyer consents, each substantially in the form set forth in Exhibit G attached hereto, under which each of Holthouse, Carlin & VanTrigt LLP and Deloitte & Touche LLP consent to the use and incorporation by reference of their reports in Buyer’s filings under United States securities laws, which reports have been delivered to Buyer prior to the date hereof and relate to the audited statements of financial position of Company, each Subsidiary and their consolidated affiliates as of December 31, 2006, December 31, 2007 and the nine months ended September 30, 2008 and the related statements of income, equity and cash flows for the one-year periods ended December 31, 2006 and December 31, 2007 and the nine-month period ended September 30, 2008;

(q) each Seller and Company shall have taken all actions that are necessary to terminate all Related Party Transactions identified in Schedule 7.1(q) and all leases between Company and any of its Affiliates that are entities, which actions shall be reasonably acceptable to Buyer; provided, however, that this Section 7.1(q) shall not require the termination of any agreement between Company and Franchisor;

(r) Sellers shall have delivered to Buyer appropriate executed instruments of assignment and transfer under which ITOCHU Mexico, S.A. de C.V.’s right, title and interest in and to the registrations of the Tire Pros Marks under Mexican law have been transferred to Franchisor and shall have delivered to Buyer evidence of filing or recordation in the Mexican Trade Mark Office such assignments or other documents required in order to perfect such assignment and transfer such that Franchisor will become the record owner of such registrations;

(s) all actions to be taken by Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be in form and substance reasonably satisfactory to Buyer; and

(t) Sellers shall have delivered to Buyer a certificate, duly completed and executed pursuant to Sections 1.897-2(h) and 1.1445-2(c) of the Treasury Regulations, issued by Company certifying that the shares of Company are not United States real property interests.

Buyer may waive any condition specified in this Section 7.1 if they execute a writing so stating at or prior to the Closing.

7.2 Conditions to Sellers’ Obligation. The obligation of Sellers to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) the representations and warranties set forth in Section 3.2 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date;

(b) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case Buyer shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;

(c) no action, suit or proceeding shall be pending or threatened in writing before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling or charge shall be in effect);

(d) Buyer shall have delivered to Sellers a certificate to the effect that each of the conditions specified above in Section 7.2(a)-(c) is satisfied in all respects;

(e) Buyer shall have entered into an escrow agreement with Sellers, Company and Escrow Agent in the form set forth in Exhibit A attached hereto, and Buyer shall have entered into a Non-Competition and Non-Solicitation Agreement with Sellers in the form set forth in Exhibit D attached hereto, and such agreements shall be in full force and effect as of the Closing;

(f) Buyer shall have executed and delivered to Sellers a Supply Agreement in the form set forth in Exhibit E attached hereto pursuant to which ITR USA, Inc. will supply tires bearing the “Capitol” and “Negotiator” marks to Buyer and its Affiliates subsequent to the Closing; and

(g) Buyer shall have delivered to Sellers a certificate of the corporate secretary of Buyer, dated as of the Closing Date, in form and substance reasonably satisfactory to Sellers, as to any resolutions of the boards of directors or other authorizing body (or a duly authorized committee thereof) of Buyer authorizing the execution, delivery and performance of the Transaction Documents and the transactions contemplated hereby.

Sellers may waive any condition specified in this Section 7.2 if they execute a writing so stating at or prior to the Closing.

SECTION 8

REMEDIES FOR BREACHES OF THIS AGREEMENT

8.1 Survival of Representations and Warranties. The representations and warranties of the Parties contained in this Agreement shall survive the Closing for a period of eighteen (18) months after the Closing Date, at which time the representations and warranties contained herein shall terminate; provided, however, that (a) the Fundamental Representations and Warranties shall survive the Closing and remain in full force and effect indefinitely, and Sellers hereby waive any applicable statute of limitations with respect thereto, (b) the representations and warranties set forth in Section 4.12 (Tax Matters) shall survive the Closing until the date that is sixty (60) days following the expiration of the applicable statute of limitations, at which time such representations and warranties shall terminate, (c) the Key Representations and Warranties shall survive the Closing for a period of five (5) years, at which time the Key Representations and Warranties shall terminate, and (d) the representations and warranties set forth in Sections 4.27 (Environmental, Health and Safety Matters) and 4.35 (No Fueling) shall survive for a period of three (3) years, at which time such representations and warranties shall terminate. The covenants and other agreements of the Parties set forth herein shall survive the Closing Date until they are otherwise terminated, whether by their terms or as a matter of applicable law. Any action based on a breach of representations and warranties made herein must be brought on or before such representations and warranties terminate in accordance with the preceding sentence or forever be barred, regardless of whether a longer statute of limitations may exist by law.

8.2 Indemnification Provisions for Buyer’s Benefit.

(a) Sellers, jointly and severally, shall indemnify and hold harmless Buyer, Company, their Affiliates and their respective directors, officers, employees, agents, successors and assigns (collectively, the “Buyer Indemnitees”) from and against the entirety of any Damages any of the Buyer Indemnitees may suffer, sustain or become subject to (including any Damages a Buyer Indemnitee may suffer, sustain or become subject to after the end of any applicable survival period, provided that Buyer makes a written claim for indemnification within the applicable survival period, if any) resulting from, arising out of, relating to, in the nature of, in connection with or caused by: (i) any actual or alleged inaccuracy or breach of any representation or warranty of Sellers or Company contained in this Agreement; (ii) any breach of any covenant or agreement of Sellers contained in this Agreement; (iii) any breach of any covenant or agreement of Company contained in this Agreement to be performed prior to or at the Closing; or (iv) any claim (without regard to any survival period contained herein, irrespective of whether the Sellers have breached any representation or warranty hereunder and regardless of any disclosures made, including those disclosures set forth on Schedule 4.27 hereto) arising from the presence or release of any Hazardous Substance, or the violation of any Environmental, Health and Safety Requirements, at any real property owned, operated or leased by Company, its Affiliates or any of their respective predecessors in interest, other than at the real property listed on Schedule 8.2(a)(iv).

(b) Sellers shall not be liable for any Damages under Section 8.2(a)(i) hereof until the aggregate dollar amount of such Damages that would otherwise be indemnifiable thereunder exceeds $500,000 in the aggregate (“Indemnification Basket”), after which the Buyer Indemnitees shall be entitled to recover Damages only in excess of the Indemnification Basket. The indemnification obligations of Sellers under Sections 8.2(a)(i), 8.2(a)(ii) and 8.2(a)(iii) of this Agreement shall in no event exceed $9,750,000 in the aggregate (the “Indemnification Cap”); provided, however, that notwithstanding anything in this Agreement to the contrary, the Indemnification Cap and the Indemnification Basket shall not apply to indemnification claims arising from breaches of any of the representations and warranties contained in Section 4.12 (Tax Matters), any indemnification claim under Section 8.2(a)(iv) or any matter constituting fraud, intentional misrepresentation or other intentional torts or any breach of the Fundamental Representations and Warranties, the Key Representations and Warranties or any Liability for unpaid Taxes; provided, further, that notwithstanding the preceding proviso, the indemnification obligations of Sellers under this Agreement for indemnification claims under Section 8.2(a)(iv) and breaches of any of the Key Representations and Warranties shall in no event exceed the Purchase Price.

8.3 Indemnification Provisions for Sellers’ Benefit. Buyer shall indemnify and hold harmless Sellers, their Affiliates and their respective directors, officers, employees, agents, successors and assigns (collectively, the “Seller Indemnitees”) from and against the entirety of Damages any of the Seller Indemnitees may suffer, sustain or become subject to (including any Damages a Seller Indemnitee may suffer, sustain or become subject to after the end of any applicable survival period, provided that a Seller makes a written claim for indemnification within the applicable survival period, if any) resulting from, arising out of, relating to, in the nature of, in connection with or caused by: (i) any breach of any representation or warranty of Buyer contained in this Agreement; (ii) any breach of any covenant or agreement of Buyer contained in this Agreement; or (iii) any breach of any covenant or agreement of Company contained in this Agreement to be performed after the Closing.

8.4 Matters Involving Third Parties.

(a) If any third party notifies any Party (the “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Section 8 or Section 9 hereof, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing, which writing shall set forth a particular description of the event or condition that is the basis for seeking indemnification hereunder and the amount of Damages sought by the third party; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

(b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel of his, her or its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will defend the Indemnified Party, (ii) the Third-Party Claim involves only money Damages and does not seek an injunction or other equitable relief, (iii) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests or the reputation of the Indemnified Party and (iv) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently.

(c) So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with Section 8.4(b) above, (i) the Indemnified Party may retain separate co-counsel at his, her or its sole cost and expense and participate in the defense of the Third-Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld) and (iii) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld).

(d) In the event any of the conditions in Section 8.4(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner he, she or it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the reasonable costs of defending against the Third-Party Claim (including attorneys’ fees and expenses) following receipt of an itemized invoice detailing such costs, and (iii) the Indemnifying Parties will remain responsible for any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of or caused by the Third-Party Claim to the fullest extent provided in this Section 8.

(e) Notwithstanding the definition of “Damages” set forth in Section 1 hereof or any other provision contained herein, the Indemnifying Parties shall be liable for any punitive damages, including incidental or consequential damages, an Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of or caused by any Third-Party Claim.

8.5 Determination of Damages. The Parties shall take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Damages for purposes of this Section 8. All indemnification payments under this Section 8 shall be deemed adjustments to the Purchase Price.

8.6 Exclusive Remedy. Each Party hereby acknowledges and agrees that, from and after the Closing, its sole and exclusive remedy with respect to any and all claims arising under this Agreement or relating to the transactions contemplated hereby shall be pursuant to the indemnification provisions set forth in this Section 8 and Section 9 hereof, and each Party hereby waives and releases any and all statutory, equitable, or common law remedy for monetary damages with respect thereto; provided, however, that the foregoing shall not preclude a Party from seeking specific performance or other equitable relief in a court of competent jurisdiction with respect to its rights under this Agreement or relating to the transactions contemplated hereby. Notwithstanding the foregoing, the Parties shall retain all rights, claims and causes of action arising from the other Party’s fraud, intentional misrepresentation of fact or intentional misconduct.

8.7 Other Indemnification Provisions. Each Seller hereby agrees that it will not make any claim for indemnification against Company or Buyer by reason of the fact that it was a director, officer, employee or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement or otherwise) with respect to any action, suit, proceeding, complaint, claim or demand brought by Buyer against such Seller (whether such action, suit, proceeding, complaint, claim or demand is pursuant to this Agreement, applicable Legal Requirements, or otherwise).

SECTION 9

TAX MATTERS

The following provisions shall govern the allocation of responsibility as between Buyer and Sellers for certain Tax matters following the Closing Date:

9.1 Tax Periods Ending on or before the Closing Date. Sellers shall be responsible (and shall jointly and severally indemnify and hold Company, its Subsidiaries and Buyer harmless) for the prompt and timely payment and satisfaction of any and all (i) Taxes of Sellers whenever arising, (ii) Taxes of Company and its Subsidiaries payable in respect of all taxable periods ending on or before the Closing Date and, for any Straddle Period (as defined below), the portion thereof ending on the Closing Date (such portion being referred to as the “Pre-Closing Tax Period”) and (iii) any and all Taxes of any Person (other than Company or its Subsidiaries) imposed on Company as transferee or successor, by contract or otherwise, which Taxes relate to an event or transaction occurring on or before the Closing Date. Payments for which Sellers shall be responsible under this Section 9.1 shall not be subject to the Indemnification Basket or the Indemnification Cap. Buyer shall be responsible (and shall indemnify and hold Sellers harmless) for the prompt and timely payment and satisfaction of any and all (i) Taxes of Buyer whenever arising and (ii) Taxes of Company (other than as set forth in the preceding sentence) payable in respect of all taxable periods beginning after the Closing Date and, for any Straddle Period, the portion thereof commencing from the day following the Closing Date (such portion being referred to as the “Post-Closing Tax Period”). In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes attributable to the Pre-Closing Tax Period and attributable to the Post-Closing Tax Period shall be determined based on an interim closing of the books as of the Closing Date, except that Taxes that are calculated on a periodic or annual basis shall be allocated on a daily basis. To the extent that any applicable law or regulation imposes upon a Party the obligation to report or to pay Taxes or charges for which another Party is responsible pursuant to this Section 9.1, the responsible Party shall promptly reimburse the paying Party therefor within fifteen (15) Business Days after receipt of written request therefor by the paying Party following payment of such Taxes.

9.2 Allocation of Tax Liabilities. Sellers, on the one hand, and Buyer, on the other hand, shall bear and pay, in equal amounts, any and all sales or use, transfer, stamp, documentation, gross receipts, customs duties, value added and similar taxes and charges as well as interest and penalties thereon assessed on the sale or transfer of the Company Shares by Sellers to Buyer pursuant to this Agreement. To the extent that any applicable Legal Requirements impose upon a Party the obligation to report or to pay Taxes or charges for which another Party is responsible pursuant to this Section 9.2, the responsible Party shall promptly reimburse the paying Party therefor within fifteen (15) Business Days after receipt of written request therefor by the paying Party after payment of such Taxes. If the sale or transfer of any or all of such property or assets is exempt from such taxes or charges, the Party required by applicable Legal Requirements to execute any required exemption documents shall execute and deliver such exemption documents to the other Party on the Closing Date.

9.3 Cooperation on Tax Matters. Each Party shall cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of Tax Returns, prosecution of claims for refund, audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s reasonable request) the provision of records and information (whether in the possession of such Party or its accountants or other Tax advisors) reasonably relevant to any such return, claim for refund, audit, litigation or other proceeding and making employees and outside accountants and other Tax advisors available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Company, Sellers and Buyer agree to (a) retain all books and records with respect to Tax matters pertinent to Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until the latest of the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, the completion of any audit related thereto (including any audit occasioned by a claim for refund) and the final resolution of all claims for refund related thereto, and to abide by all record retention agreements entered into with any taxing authority and (b) give the other Party reasonable notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Company, Buyer or Sellers, as the case may be, shall allow the other Party to take possession of such books and records.

9.4 Tax-Sharing Agreements. Sellers shall cause all tax-sharing agreements or similar agreements with respect to or involving Company to be terminated as to Company or its Subsidiaries as of the Closing Date and, after the Closing Date, neither Company nor any of its Subsidiaries shall be bound thereby or have any liability thereunder.

9.5 Filing of Tax Returns. Buyer shall prepare and file all Tax Returns of Company that are required to be filed by Buyer after the Closing Date but which relate to taxable periods ending on or prior to the Closing Date or to a Straddle Period; excepting, however, any income

Tax Returns relating to taxable periods for which a consolidated, unitary, combined or similar income Tax Return of Sellers will include the operations of Company for such taxable period (or portion thereof). The Tax Returns prepared by Buyer pursuant to the preceding sentence shall be prepared in a manner consistent with the Tax Returns prepared and filed by Company on or prior to the Closing Date, except to the extent that any change thereto is required by applicable law. Prior to the filing of such Tax Returns with the applicable tax authority, Buyer shall deliver a copy thereof to Sellers not less than fifteen (15) days prior to the applicable due date for purposes of Sellers’ review and comment, and Buyer shall make such revisions to such Tax Returns as may be reasonably requested by Sellers. From and after the Closing, Company shall not file, and Buyer shall not permit the filing of, any amendment of or supplement to any Tax Return previously filed by Company on or prior to the Closing Date without the prior written consent of Sellers.

9.6 Tax Refunds. Notwithstanding the purchase and sale of the Company Shares contemplated by this Agreement, and notwithstanding any existing tax-sharing, tax allocation or similar agreement among Sellers, Company and Subsidiaries, Buyer acknowledges and agrees that Sellers shall be entitled to retain all Tax refunds (whether received from the applicable taxing authorities by Sellers, Company, Subsidiaries or Buyer) relating to any taxable periods or portions thereof ending on or before the Closing Date. Sellers shall have the right to direct the filing and prosecution of all claims for Tax refunds relating to any taxable periods or portions thereof ending on or before the Closing Date and, if requested by Sellers, Buyer shall execute and deliver to Sellers, or shall cause Company and Subsidiaries to execute and deliver to Sellers, such powers of attorney and designations of agent as may be reasonably necessary to enable Sellers to prosecute such claims for Tax refunds to which Sellers are entitled pursuant to this Section 9.6, and Buyer shall otherwise cooperate, and shall cause Company and Subsidiaries to cooperate, with Sellers in the manner provided in Section 9.3 hereof. To the extent that any Tax refunds received by Buyer, Company or Subsidiaries, and any amounts credited against Tax to which Buyer, Company or Subsidiaries become entitled, relate to taxable periods or portions thereof ending on or before the Closing Date, such refunds or credits (along with any associated interest, refunds of penalties and the like) shall be for the account of Sellers, and Buyer, Company and Subsidiaries, as the case may be, shall pay over to Sellers any such refund or the amount of any such credit, along with any associated interest, refunds of penalties and the like received by Buyer, Company or Subsidiaries, within fifteen (15) days after receipt of such refund or claiming of such credit, associated interest, refunds of penalties or the like.

9.7 Allocation of Purchase Price. Buyer and Sellers agree to allocate the Purchase Price between the Company Shares and the Marks (as such term is defined in the Supply Agreement) as shown on Schedule 9.7 and agree to file all Tax Returns on a basis consistent with such allocation.

SECTION 10

TERMINATION

10.1 Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

(a) Buyer and Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b) Buyer may terminate this Agreement at any time prior to the Closing by giving written notice to Sellers if a Material Adverse Change occurs;

(c) Buyer may terminate this Agreement by giving written notice to Sellers at any time prior to the Closing (i) upon a breach of any representation or warranty or a material breach of any covenant or agreement on the part of Company or Sellers set forth in this Agreement, or if any representation or warranty of Company or Sellers shall have become untrue, in either case such that the conditions set forth in Section 7.1(a) hereof would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if any such inaccuracy in Company’s or Sellers’ representations and warranties or breach by Company or Sellers is curable by Company or Sellers through the exercise of commercially reasonable efforts, then Buyer may not terminate this Agreement under this Section 10.1(c) prior to the end of a 30-day period following such breach, provided Company and Sellers continue to exercise commercially reasonable efforts to cure such breach (it being understood that Buyer may not terminate this Agreement pursuant to this Section 10.1(c) if such breach by Company and Sellers is cured prior to the end of such period), or (ii) if the Closing shall not have occurred on or before December 31, 2008, by reason of the failure of any condition precedent under Section 7.1 hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty or covenant contained in this Agreement); and

(d) Sellers may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (i) upon a breach of any representation or warranty or a material breach of any covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) hereof would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if any such inaccuracy in Buyer’s representations and warranties or breach by Buyer is curable by Buyer through the exercise of commercially reasonable efforts, then Sellers may not terminate this Agreement under this Section 10.1(d) prior to the end of a 30-day period following such breach (or inaccuracy arising), provided Buyer continues to exercise commercially reasonable efforts to cure such breach (it being understood that Sellers may not terminate this Agreement pursuant to this Section 10.1(d) if such breach by Buyer is cured prior to the end of such period), or (ii) if the Closing shall not have occurred on or before December 31, 2008, by reason of the failure of any condition precedent under Section 7.2 hereof (unless the failure results primarily from any Seller breaching any representation, warranty or covenant contained in this Agreement).

10.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 10.1 above, all rights and obligations of the Parties hereunder (except for obligations under Sections 5.11 (Confidentiality), 11.1 (Press Releases and Public Announcements), 11.11 (Expenses) and 11.15 (Submission to Jurisdiction)) shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

SECTION 11

MISCELLANEOUS

11.1 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of Buyer and Sellers, which approval shall not be unreasonably withheld, delayed or conditioned; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Legal Requirements or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use commercially reasonable efforts to advise the other Parties prior to making the disclosure).

11.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

11.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, including the Letter of Intent, to the extent they relate in any way to the subject matter hereof.

11.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of Buyer and Sellers; provided, however, that Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates, (b) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder), (c) merge and (d) collaterally assign any or all of its rights and interests hereunder to one or more of its lenders.

11.5 Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or pdf (portable document format)), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

11.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11.7 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient, (b) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), (c) one (1) Business Day after being sent to the recipient by facsimile transmission or electronic mail, or (d) ten (10) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Company or Sellers prior to Closing:

Am-Pac Tire Dist. Inc.

51 Moreland Road

Simi Valley, CA 93065

Attention: Dennis Mangola

Fax: (805) 520-2285

ITOCHU International Inc.

General Manager and Senior Vice President

Chemical, Forest Products and General Merchandise Division

335 Madison Avenue, 23rd Floor

New York, NY 10017

Attention: Ichiro Tsuge

Fax: (212) 818-8490

ITOCHU Corporation

Chief Operating Officer

Forest Products and General Merchandise Division

5-1, Kita-Aoyama 2-chome

Minato-ku, Tokyo 107-8077, JAPAN

Attention: Tomofumi Yoshida

Fax: 011-81-3-3497-7632

If to Sellers after Closing:

ITOCHU International Inc.

General Manager and Senior Vice President

Chemical, Forest Products and General Merchandise Division

335 Madison Avenue, 23rd Floor

New York, NY 10017

Attention: Ichiro Tsuge

Fax: (212) 818-8490

ITOCHU Corporation

Chief Operating Officer

Forest Products and General Merchandise Division

5-1, Kita-Aoyama 2-chome

Minato-ku, Tokyo 107-8077, JAPAN

Attention: Tomofumi Yoshida

Fax: 011-81-3-3497-7632

In each case with a copy (which shall not constitute notice) to:	Squire, Sanders and Dempsey L.L.P. 600 Hansen Way Palo Alto, CA 94304 Attention: Nicholas Unkovic, Esq. Fax: (650) 843-8777

If to Buyer (at any time) or Company after Closing:	American Tire Distributors, Inc. 12200 Herbert Wayne Court, Suite 150 Huntersville, NC 28078 Attention: J. Michael Gaither, General Counsel Fax: (704) 947-1919

With a copy (which shall not constitute notice) to:	Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, NY 10166 Attention: Sean P. Griffiths, Esq. Fax: (212) 351-5222

Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

11.8 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

11.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Sellers. No waiver by any Party of any provision of this Agreement or any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation or breach of warranty or covenant.

11.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

11.11 Expenses. Except as otherwise provided herein, Buyer shall bear its costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, and Sellers shall bear the costs and expenses of each of Company and Sellers (including all of their legal, accounting and financial advisor fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

11.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

11.13 Incorporation of Exhibits, Annexes and Schedules. The Exhibits, Annexes and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

11.14 Specific Performance. Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity. In particular, the Parties acknowledge that the Business is unique and recognize and affirm that in the event any Seller breaches this Agreement, money damages would be inadequate and Buyer would have no adequate remedy at law, so that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce their rights and the other Parties’ obligations hereunder not only by action for damages but also by action for specific performance and/or injunctive or other equitable relief.

11.15 Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in New York, New York in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

11.16 Consent to Representation by Squire, Sanders & Dempsey L.L.P. In the event of any dispute following the Closing between Buyer, a Buyer Indemnitee and/or Company after Closing, on the one hand, and any Seller or Seller Indemnitee, on the other hand, Company and

Buyer, on behalf of themselves and all Buyer Indemnitees, hereby consent to the representation (at the election of a Seller or Seller Indemnitee) by Squire, Sanders & Dempsey L.L.P. of such Seller and/or such Seller Indemnitee, notwithstanding the prior representation of Company by Squire, Sanders & Dempsey L.L.P.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, the Parties hereto have executed this Stock Purchase Agreement as of the date first above written.

BUYER:

AMERICAN TIRE DISTRIBUTORS, INC.

By:	/s/ J. Michael Gaither
J. Michael Gaither
Executive Vice President, General Counsel and Secretary

COMPANY:

AM-PAC TIRE DIST. INC.

By:	/s/ Tetsuji Kawakami
Tetsuji Kawakami
Deputy CEO, CAO and Secretary

ITOCHU INC.:

ITOCHU INTERNATIONAL INC.

By:	/s/ Ichiro Tsuge
Ichiro Tsuge
Senior Vice President

Signature Page to Stock Purchase Agreement

ITOCHU CORP.:

ITOCHU CORPORATION

By:	/s/ Tomofumi Yoshida
Tomofumi Yoshida
Executive Officer

Signature Page to Stock Purchase Agreement

EXHIBIT A

FORM OF ESCROW AGREEMENT

A-1

EXHIBIT B

WIRE INSTRUCTION ACKNOWLEDGEMENT FORM

B-1

EXHIBIT C

FORM OF OPINION OF SELLERS’ COUNSEL

C-1

EXHIBIT D

FORM OF NON-COMPETITION

AND NON-SOLICITATION AGREEMENT

D-1

EXHIBIT E

FORM OF SUPPLY AGREEMENT

E-1

EXHIBIT F

FORM OF LANDLORD LIEN WAIVER AND CONSENT

F-1

EXHIBIT G

Form of Auditor Consent